Exhibit 2.1

Execution Version

MEMBERSHIP INTEREST PURCHASE AGREEMENT

DATED AS OF SEPTEMBER 22, 2026

BY AND AMONG

MANTIS NEWCO, LLC,

AS SELLER

AND

WILLDAN ENERGY SOLUTIONS, INC.

AS BUYER

i

Table of Exhibits and Schedules

EXHIBITS:

Exhibit A	Assignment of Subject Securities
Exhibit B	Escrow Agreement
Exhibit C	Sample Balance Sheet
Exhibit D	R&W Binder Agreement

SCHEDULES:

Schedule 1.1(a)	Buyer’s Knowledge Persons
Schedule 1.1(b)	Seller’s Knowledge Persons
Schedule 6.2	Conduct of Business
Schedule 6.4	Third Party Consents

Disclosure Schedules

membership interest purchase AGREEMENT

This MEMBERSHIP INTEREST PURCHASE AGREEMENT (including its exhibits, the Disclosure Schedules and any other Schedules and Exhibits hereto, as any of the same may be amended or supplemented from time to time, this “Agreement”), dated as of September 22, 2026, (the “Execution Date”), is by and among Mantis NewCo, LLC, a Delaware limited liability company (“Seller”), and Willdan Energy Solutions, Inc., a California corporation (“Buyer”). Seller and Buyer are each referred to herein individually as a “Party” and collectively as the “Parties”.

RECITALS

WHEREAS, subject to the terms and conditions herein, Seller intends to sell and assign to Buyer, and Buyer intends to purchase and acquire from Seller, one hundred percent (100%) of the issued and outstanding equity securities of Mantis Intermediate Holdings, LLC, a Delaware limited liability company (the “Company” and such securities, the “Subject Securities”); and

WHEREAS, to induce Seller to enter into this Agreement, Willdan Group, Inc., a Delaware corporation (the “Guarantor”) has joined this Agreement, solely for the purposes of Section 13.18, pursuant to which the Guarantor has agreed to guarantee the obligations of Buyer under this Agreement (the “Guaranty”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1
Certain Definitions

Section 1.1        Definitions. As used in this Agreement, the following defined terms have the meanings indicated below:

“280G Losses” means the value of any lost tax deduction suffered by the Company Group to the extent arising from any amounts characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) under any Benefit Plan as a result of any of the Transactions (either directly or in connection with any other event) due to Seller’s failure to cause the Company Group, prior to the Closing, to (i) obtain and deliver to Purchaser the Waiver Agreement described in Section 6.19 or (ii) obtain the 280G Vote (as defined in Section 6.19).

“Accounting Principles” means the following principles, methods, definitions, line items and notes given precedence in the order described in this definition: (a) first (i) the specific adjustments expressly provided for in this Agreement, including the express adjustments included in the definitions contained in this Agreement, and (ii) the line items, specific adjustments and footnotes set forth in the Sample Balance Sheet, and (b) to the extent not expressly addressed by the foregoing item (a), GAAP applied consistently with the policies, conventions, methodologies and procedures utilized in preparing the Sample Balance Sheet. The Parties acknowledge and agree that, if there is a conflict between a determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, on the one hand, and those provided by GAAP, on the other hand, the determination, calculation or methodology set forth in the Sample Balance Sheet or the definitions contained in this Agreement, as applicable, shall control to the extent that the matter is included in the Sample Balance Sheet as a line item or specific adjustment or expressly provided for in the definitions contained in this Agreement, as applicable.

“Acquisition Proposal” means any inquiry, proposal or offer from any Person or group (other than Buyer or its Affiliates) relating to (a) any direct or indirect acquisition of assets of the Company Group equal to twenty percent (20%) or more of the consolidated assets of the Company Group, (b) any direct or indirect acquisition of twenty percent (20%) or more of the outstanding equity interests of the Company Group, (c) any tender offer or exchange offer, or (d) any merger, consolidation, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company Group, in each case other than this Agreement.

“Action” means any action, suit or other proceeding by or before any court or other Governmental Authority or any arbitration proceeding before any arbitral tribunal.

“Adjusted Purchase Price” has the meaning set forth in Section 2.3.

“Adjustment Escrow Account” means the segregated account in which the Adjustment Escrow Amount is held and maintained by the Escrow Agent.

“Adjustment Escrow Amount” means $5,000,000.

“Affiliate” means any Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, “control” (including derivations thereof) means the possession, directly or through one or more intermediaries, of the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise. For the purposes of this Agreement (i) the BXCI Entities shall be considered an Affiliate of Seller and (ii) other than with respect to the definition of Fraud set forth in Section 1.1, the definition of Representatives set forth in Section 1.1 solely as used in Section 6.14(b) and Section 6.14(c), Sections 5.7, 5.9, 6.10(c), 6.11(b), 6.15(d), 6.16, 7.7, 9.1, 10.1, 10.2, 10.3, 10.5(a), 12.2(b), 13.6, 13.13, 13.17 and 13.18, and the last sentence of Section 6.6 the Blackstone Persons shall not be considered or otherwise deemed to be an “Affiliate” of Seller. For purposes of clarity, the Blackstone Persons shall be deemed “Affiliates” of Seller for purposes of the definition of Fraud set forth in Section 1.1, the definition of Representatives set forth in Section 1.1 solely as used in Section 6.14(b) and Section 6.14(c), Sections 5.7, 5.9, 6.10(c), 6.11(b), 6.15(d), 6.16, 7.7, 9.1, 10.1, 10.2, 10.3, 10.5(a), 12.2(b), 13.6, 13.13, 13.17 and 13.18, and the last sentence of Section 6.6.

“Agreement” has the meaning set forth in the preamble of this Agreement.

“Alternative Financing” has the meaning set forth in Section 6.13(d).

“Antitrust Action” has the meaning set forth in Section 6.3(e).

“Antitrust Clearances” means the required clearances, approvals, expirations or terminations of waiting periods, as applicable, under the Antitrust Laws related to the transactions contemplated by this Agreement.

“Antitrust Laws” means any national, regional, domestic or foreign Law designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade or the significant impediment of effective competition, including the HSR Act.

“Assignment” means an instrument assigning and conveying the Subject Securities from Seller to Buyer (or its designated Affiliate) in the form attached hereto as Exhibit A.

“Audited Balance Sheet” has the meaning set forth in Section 4.11(a).

“Base Purchase Price” has the meaning set forth in Section 2.2.

“Benefit Plan” has the meaning set forth in Section 4.23(a).

“Blackstone” means Blackstone Inc. and its Affiliates and all funds, accounts, or investment vehicles (including any private equity fund, parallel fund, alternative investment vehicle, or co-investment vehicle) and portfolio company controlled, managed, advised, or subadvised by Blackstone Inc. or its Affiliates.

“Blackstone Persons” means Blackstone, excluding the BXCI Entities.

“Business Day” means any day that is not a Saturday, Sunday or a day on which national banks located in the State of New York are required or authorized by applicable Law to remain closed.

“Buyer” has the meaning set forth in the preamble of this Agreement.

“Buyer Related Parties” has the meaning set forth in Section 13.17.

“Buyer Releasing Parties” has the meaning set forth in Section 10.5(a).

“BXCI Entities” means GSO ESOF II Holdco LP, GSO Energy Partners-E LP, and GSO Energy Partners-D AIV-1 LP and any subsidiary of the foregoing that may hereafter hold any equity securities of Seller.

“Cash” means all cash, cash equivalents and marketable securities held by the Company Group Members as of the Measurement Time less (i) any cash paid in respect of Indebtedness or Transaction Expenses after the Measurement Time and at or prior to Closing to the extent such payment reduces the amount of Indebtedness or Transaction Expense taken into account as a reduction to the Base Purchase Price for purposes of Section 2.3(b), less (ii) Restricted Cash (but only to the extent a corresponding liability is not included as a Current Liability), plus (iii) the amounts of any deposits made but not yet cleared, plus (iv) any cash received by the Company Group after the Measurement Time and prior to the determination of the Final Adjusted Purchase Price as provided in Section 2.5 on account of the E4E Purchase Price Adjustment in excess of any receivable for the E4E Purchase Price Adjustment (if any) reflected as a Current Asset. Cash shall be determined in accordance with the Accounting Principles and shall be determined without giving effect to the transactions contemplated by this Agreement (other than distributions of Cash from the Company Group Members to Seller prior to Closing) or any purchase accounting arising from the transactions arising out of this Agreement.

“Claims” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 8.1.

“Closing Date” has the meaning set forth in Section 8.1.

“Closing Item Arbitrator” has the meaning set forth in Section 2.5(a).

“Closing Working Capital” means, as of the Measurement Time, an amount equal to Current Assets minus Current Liabilities calculated on the same basis used in computing Closing Working Capital on the Sample Balance Sheet.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals.

“Company Group” means the Company, together with each of its direct and indirect controlled subsidiaries.

“Company Group Approvals” has the meaning set forth in Section 4.8.

“Company Group Member” means each Person that is a member of the Company Group.

“Company IP” has the meaning set forth in Section 4.25(b).

“Company IT Assets” means all computer systems, networks and hardware owned by any Company Group Member that are used in the conduct of the business of the Company Group as currently conducted.

“Company Owned IP” means all Company IP owned by any Company Group Member.

“Company Released Parties” has the meaning set forth in Section 10.5(b).

“Confidential Information” means, (a) to the extent related solely to or used solely in connection with the Company Group or its assets, all information of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, including all information concerning finances, customer information, supplier information, products, services, prices, organizational structure and internal practices, forecasts, other financial results, records and budgets, and business, marketing, development, sales and other commercial strategies, unpatented inventions, trade secrets, unpublished patent applications and other confidential intellectual property, designs, specifications, documentation, components, source code, object code, schematics, drawings, protocols and processes; (b) the records related solely to the Company Group or its assets and any copies thereof; and (c) the terms and existence of this Agreement and each other agreement, certificate or other instrument contemplated by this Agreement. “Confidential Information” shall not include any information that is or becomes generally known to and available for use by the public other than as a result of any acts or omissions of Seller, its Affiliates or any of their respective Representatives.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated May 7, 2026, by and between the Company and the Guarantor.

“Consent” means any consent, approval, waiver, license, permit, franchise or authorization.

“Continuing Employee” has the meaning set forth in Section 6.15(a).

“Contract” means any legally binding written or oral agreement, contract, commitment, instrument, undertaking, lease, note, mortgage, indenture, settlement, license or other agreement.

“Contracting Parties” has the meaning set forth in Section 13.13.

“Current Assets” means the aggregate amount of the current assets of the Company Group Members as of the Measurement Time, determined in accordance with the Accounting Principles, but expressly excluding (a) Cash, (b) any Income Tax or deferred Tax assets, and (c) any recoverable or other receivable related to the US Bank Matter.

“Current Liabilities” means the aggregate amount of the current liabilities of the Company Group Members as of the Measurement Time, determined in accordance with the Accounting Principles, but expressly excluding (a) Transaction Expenses, (b) any Indebtedness, (c) any Income Tax or deferred Tax liabilities, (d) escrow payables, to the extent corresponding amounts are excluded from Current Assets, and (e) any accrual or other liability related to (i) operating leases, (ii) the US Bank Matter and (iii) the Earnout Obligation.

“D&O Indemnified Parties” has the meaning set forth in Section 6.11(a).

“D&O Tail Policy” has the meaning set forth in Section 6.11(b).

“Data Protection Laws” means any and all Laws applicable to the business of the Company Group related to the collection, storage, use, disclosure, retention, destruction or cross-border transfer of Personal Data.

“Debt Commitment Letter” has the meaning set forth in Section 5.13(a).

“Debt Documents” has the meaning set forth in Section 6.13(b).

“Debt Financing” has the meaning set forth in Section 5.13(a).

“Debt Financing Sources” means the “Incremental Lenders” as defined in the Debt Commitment Letter.

“Debt Financing Sources Protection Provisions” has the meaning set forth in Section 13.10(b).

“Disclosure Schedules” means the disclosure schedules to this Agreement delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement on the Execution Date.

“Earnout Obligation” means the obligations of the Company Group pursuant to Sections 2.7 and 2.8 of that certain Asset Purchase Agreement, dated as of May 5, 2026, by and among Mantis Efficiency Engineering, LLC, Mantis Innovation, LLC, E4E Solutions, LLC, E4E Solutions PC18 LLC, E4E Holdings, Inc., JML Legacy Trust U/A/D 12/12/2023, Joshua Long, Bert Wesley, David Jacob, Evan Bowers and Philip Johnston (the “E4E APA”).

“Environmental Law” means any Law relating to pollution or protection of the environment, natural resources or worker health and safety (to the extent relating to exposure to Hazardous Substances).

“Environmental Permits” has the meaning set forth in Section 4.15.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any of the Company Group Members, is treated as a single employer under Section 414 of the Code.

“Escrow Agent” means JPMorgan Chase Bank, N.A.

“Escrow Agreement” means an agreement to be entered into by and among Buyer, Seller and the Escrow Agent on the Closing Date, in substantially the form attached as Exhibit B hereto.

“Estimated Adjusted Purchase Price” has the meaning set forth in Section 2.4.

“Estimated Statements” has the meaning set forth in Section 2.4.

“Execution Date” has the meaning set forth in the preamble of this Agreement.

“E4E APA” has the meaning set forth in the definition of Earnout Obligation.

“E4E Purchase Price Adjustment” means the purchase price adjustment under Section 2.4 of the E4E APA.

“Final Adjusted Purchase Price” has the meaning set forth in Section 2.5(a).

“Final Adjustment Amount” means the absolute value of the difference between the Estimated Adjusted Purchase Price and the Final Adjusted Purchase Price.

“Financial Statements” has the meaning set forth in Section 4.11(a).

“Financing Conditions” means the conditions precedent set forth in Section 6 of the Debt Commitment Letter.

“Financing Failure Event” has the meaning set forth in Section 6.13(d).

“Financing Purposes” has the meaning set forth in Section 5.10.

“Fraud” means, with respect to any Party, an actual and intentional fraud committed by such Party with respect to the making of any representation or warranty expressly set forth in this Agreement (including Article 3, Article 4 and Article 5) or in any certificate delivered pursuant to this Agreement, which requires each of the following elements to be established by the Party asserting such claim: (i) a false representation or warranty of a material fact expressly set forth in this Agreement or in any certificate delivered pursuant hereto; (ii) actual knowledge (and not imputed or constructive knowledge) by the Party making such representation or warranty (in the case of Seller, by the Persons listed on Schedule 1.1(b), and in the case of Buyer, by the Persons listed on Schedule 1.1(a)) that such representation or warranty was false when made; (iii) an intention by such Party to deceive the other Party and to induce the other Party to enter into this Agreement or take or refrain from taking action in reliance upon such false representation or warranty; (iv) the other Party’s actual and justifiable reliance on such false representation or warranty; and (v) damages suffered by the other Party as a proximate result of such reliance. For the avoidance of doubt, in no event shall “Fraud” include (A) any claim for constructive fraud, promissory fraud, equitable fraud, unfair dealings fraud, unjust enrichment fraud or any other fraud claim based on constructive knowledge, negligence, recklessness or negligent misrepresentation; (B) any fraud claim arising from or relating to any statement, information, document, projection, forecast or other material made available in any “data room,” management presentation, information memorandum, supplemental information or other materials (other than as expressly set forth in the representations and warranties in this Agreement or any certificate delivered pursuant hereto); or (C) any claim for fraudulent inducement, fraudulent concealment or fraud by omission, except to the extent based on a knowing and intentional concealment or omission of a material fact with the specific intent to deceive that renders a representation or warranty expressly set forth in this Agreement materially misleading. The Fraud of any Person shall not be imputed to any other Person (including any Affiliate of such Person). Any claim for Fraud may be asserted only against the Party that committed such Fraud and not against any other Person (including any Affiliate of such Party), subject to the recourse limitations set forth in Section 13.13.

“Fundamental Representations” means (a) with respect to Seller, the representations and warranties set forth in Sections 3.1, 3.2, 3.3, 3.8, 3.9, 4.1, 4.2, 4.3, 4.5 and 4.18 and (b) with respect to Buyer, the representations and warranties set forth in Sections 5.1, 5.2, 5.3, 5.7, 5.9, 5.10 and 5.11.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any federal, state, local, municipal, tribal or other government, any governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, regulatory or taxing authority or power, and any court or governmental tribunal, including any tribal authority having or asserting jurisdiction.

“Guaranteed Obligations” has the meaning set forth in Section 13.18(a).

“Guarantor” has the meaning set forth in the Recitals.

“Guaranty” has the meaning set forth in the Recitals.

“Hazardous Substances” means any pollutants, contaminants, toxics or hazardous or extremely hazardous substances, materials, wastes, constituents, compounds or chemicals that are regulated by, or may form the basis of liability under, any Environmental Laws due to its deleterious or dangerous properties or characteristics, including asbestos in any form.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Income Tax” means any Tax that is based on, measured by or computed with respect to, net income or earnings, gross income or earnings, capital or net worth (and any franchise Tax or other Tax in connection with doing business imposed in lieu thereof) and any related penalties or interest.

“Income Tax Liability Amount” means, without duplication, an amount equal to the sum of the accrued but unpaid Income Taxes of the Company Group for any Pre-Closing Tax Period with respect to which, as of the Closing Date, are not yet due and for which a Tax Return has not yet been filed, calculated (a) to the extent relating to allocations for a Straddle Period, in accordance with Section 7.3, (b) except as required by applicable Law, consistent with past practices of the Company Group, (c) by taking into account any Income Tax payments (including overpayment or prepayment of Income Taxes) made prior to the Closing Date, (d) without regard to any deferred Tax liabilities or assets (but with regard to, and after giving effect in each applicable jurisdiction to any net operating losses, interest expense carryforwards and other Tax attributes available to offset income in such jurisdiction for a Pre-Closing Tax Period), (e) by taking into account all tax deductions attributable to Transaction Expenses and other costs and expenses contemplated by this Agreement which are economically borne by the Company Group Members as deducted in a Pre-Closing Tax Period, (f) by excluding any liabilities, accruals or reserves for contingent Taxes or with respect to uncertain Tax positions, (g) solely in respect of those jurisdictions in which the applicable Company Group Member currently files Tax Returns or in any jurisdictions in which such Company Group Member has started conducting new business since the end of the last applicable taxable period and thereby became required to file Tax Returns in such jurisdiction in the current applicable taxable period that were not previously required to be filed and an initial Tax Return has not yet been filed with respect to such new business operations, (h) by excluding any Taxes resulting from transactions occurring on the Closing Date after the Closing outside of the ordinary course of business and not contemplated by this Agreement and (i) by excluding any Taxes resulting from a violation of Section 7.5.

“Indebtedness” means, without duplication, (i) any liability in respect of borrowed money or evidenced by bonds, notes, lines of credit, debentures or similar instruments, (ii) any liability representing the deferred and unpaid balance of the purchase price of any property (including pursuant to capital leases but excluding trade payables) (for clarity, this clause (ii) will include a fixed amount equal to $8,073,850 (less any amounts paid by the Company Group with respect to the Earnout Obligation prior to the Measurement Time) representing the estimated Earnout Obligation), (iii) any liability in respect of interest rate swap agreements, collar or interest rate hedge agreements to which any Company Group Member is a party to the extent such obligation is required to be paid at the Closing upon termination of any such agreement, (iv) any liability in respect of letters of credit, assurances against loss or bankers’ acceptances, in each case, only to the extent drawn, (v) the Income Tax Liability Amount and (vi) any liability in respect of guarantees, direct or indirect, in any manner, of all or any part of any Indebtedness of any Person. Notwithstanding the foregoing, “Indebtedness” does not include (x) Transaction Expenses, (y) the “Third Party Debt” referenced in Item #3 of Schedule 4.11(b), or (z), except for the fixed adjustment amount provided in clause (ii) of this definition (which, for the avoidance of doubt, will not be adjusted in the Post-Closing Statements), the Earnout Obligation. For the avoidance of doubt, (x) to the extent any Indebtedness will be retired or discharged at the Closing, “Indebtedness” shall include any and all amounts necessary and sufficient to retire such Indebtedness, including principal (including the current portion thereof) and/or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments (prepayment or otherwise) necessary and sufficient to retire such Indebtedness at Closing and (y) to the extent any Indebtedness will not be retired or discharged at the Closing, “Indebtedness” shall be calculated based on the net present value of the remaining payments using a discount rate (i) consistent with the Company’s past practice or (ii) if no past practice is applicable, then 6.0%.

“Intellectual Property” means all of the following, in any jurisdiction throughout the world: (a) patents, patent applications and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (b) trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin, together with the goodwill associated therewith (collectively, “Trademarks”); (c) copyrights, including copyrights rights in databases and software; (d) registrations, applications for registration and renewals of any of the foregoing; and (e) trade secrets recognized under applicable Law as “trade secrets.”

“Interim Balance Sheet” has the meaning set forth in Section 4.11(a).

“Joint Direction” means the joint written instructions of Buyer and Seller, duly executed and delivered to the Escrow Agent in the form attached to the Escrow Agreement (if applicable).

“Knowledge” means (a) with respect to Buyer, the actual knowledge of the persons listed on Schedule 1.1(a) and (b) with respect to Seller and the Company Group Members, the actual knowledge of the persons listed on Schedule 1.1(b).

“Law” means all laws, statutes, rules, codes, ordinances, regulations, official guidelines, interpretations and Orders of any Governmental Authority.

“Leased Real Properties” has the meaning set forth in Section 4.16(b).

“Leases” has the meaning set forth in Section 4.16(b).

“Lenders” has the meaning set forth in Section 5.13(a).

“Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Lien” means any charge, pledge, option, mortgage, deed of trust, hypothecation, lien, collateral assignment, security interest or other similar encumbrance, including any easements, rights-of-way, servitudes, leases, conditions, restrictions and covenants.

“Material Adverse Effect” means (a) any change, circumstance, development, state of facts, effect or condition that has a material adverse effect on the business, financial condition or results of operations of the Company Group Members, taken as a whole; provided, however, that in no event shall any of the following be deemed to constitute or contribute to a Material Adverse Effect, or otherwise be taken into account in determining whether a Material Adverse Effect has occurred:

(i)          any change or prospective change in Law or GAAP or interpretations or the enforcement thereof applicable to any Company Group Member after the Execution Date;

(ii)        any change in U.S. economic, political or business conditions or financial, credit, debt or securities market conditions generally, including changes in interest rates, exchange rates, commodity prices, electricity prices and fuel costs;

(iii)        any legal, regulatory or other change generally affecting the industries, industry sectors or geographic sectors in which any Company Group Member operates;

(iv)        any change resulting or arising from acts of war (whether or not declared), hostilities, sabotage, terrorism, military actions or the escalation of any of the foregoing, or any national or international calamity or crisis;

(v)       any adverse change, effect or circumstance arising out of the announcement (intentional or otherwise) of the transactions contemplated by this Agreement, including (A) losses or threatened losses of, or any adverse change in the relationship with employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with any Company Group Member and (B) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby;

(vi)       any epidemic, pandemic (including the COVID-19 pandemic), earthquake, hurricane, tsunami, tornado, flood, mudslide, wildfire or other natural disaster or act of god, or other force majeure event; or

(vii)      any failure by any Company Group Member to achieve any budgets, projections, predictions, estimates, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been or would reasonably be expected to be, a Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i) through (vi) of this definition);

(viii)     actions or omissions required to be taken or not taken, and any consequences thereof, by Seller or the Company Group in accordance with this Agreement or the other Transaction Documents or consented to in writing by Buyer or any of its Affiliates;

(ix)        any consequences arising from Buyer’s compliance with its obligations under Section 6.3 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement;

provided further, that with respect to clauses (i), (ii), (iii) or (vi) of this definition, such change, circumstance, development, state of facts, effect or condition may be taken into account to the extent it disproportionately impacts any Company Group Member as compared to other companies in the industry taken as a whole in which such Company Group Member operates, but only to the extent such change, circumstance, development, state of facts, effect or condition disproportionately impacts such Company Group Member as compared to other companies in the industry taken as a whole in which such Company Group Member operates or (b) any change, circumstance, development, state of facts, effect or condition that materially impairs the ability of Seller to consummate the transactions contemplated hereby.

“Material Contract” means, to the extent binding upon any Company Group Member, any Contract (other than Benefit Plans) which is one or more of the following types:

(a)        any Contract between a Company Group Member, on the one hand, and Seller or any Affiliate of Seller (other than the Company Group Members), or any employee, officer or director of a Company Group Member or Seller or any of their respective Affiliates, on the other hand, that will continue to be binding on the Company Group after the Closing;

(b)        any Contract that could reasonably be expected to result in aggregate payments by the Company Group in excess of $500,000 in the current or any future calendar year;

(c)        any Contract that could reasonably be expected to result in aggregate receipts to the Company Group of more than $500,000 in the current or any future calendar year;

(d)        any Contract that provides for a limit on the ability of the Company Group to compete in any line of business or in any geographic area or requires any Company Group Member to conduct business exclusively with any Person;

(e)        any Contract that constitutes a partnership agreement, joint venture agreement or similar contract;

(f)        any Contract evidencing or guaranteeing Indebtedness;

(g)        any Contract for the acquisition or disposition of any material portion of the Company Group’s business or assets or granting to any Person a right of first refusal, first offer or right to purchase any material portion of the Company Group’s business or assets;

(h)        any Contract restricting the right of the Company Group to do business in any geographic area or to solicit any potential employee, customer or supplier, excluding the confidentiality provisions entered into in the ordinary course of business; and

(i)        any Contract the principal purpose of which is the licensing or transfer of Intellectual Property, other than (i) Contracts for commercially available software, (ii) Contracts pursuant to which any Company Group Member grants to any Third Party (including customers, contractors, consultants, vendors and suppliers) or any Third Party (including contractors, consultants, vendors and suppliers) grants to any Company Group Member non-exclusive licenses of Intellectual Property ancillary to the provision of products or services, (iii) non-disclosure, confidentiality and other similar Contracts and (iv) personnel invention assignment agreements (“Material IP Contracts”).

“Material IP Contracts” has the meaning set forth in the definition of Material Contract.

“Material Permit” has the meaning set forth in Section 4.9(b).

“Measurement Time” means 11:59 p.m. Central Time on the day immediately preceding the Closing Date.

“Nonparty Affiliates” has the meaning set forth in Section 13.13.

“Order” means any judgment, injunction order, ruling, award, decree or other order that is issued by a Governmental Authority.

“Organizational Documents” means the articles or certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Outside Date” has the meaning set forth in Section 12.1(b).

“Parties” and “Party” have the meanings set forth in the preamble of this Agreement.

“Payoff Amount” means the amount specified by the Payoff Letters to be paid to the holders of Payoff Indebtedness at Closing.

“Payoff Indebtedness” means any liability in respect of Indebtedness for borrowed money by the Company Group Members.

“Payoff Letter” has the meaning set forth in Section 6.8(a).

“Permits” means any permit, license, permission, grant or other similar authorization issued by, or required to be issued by, any Governmental Authority with respect to the ownership or operation of the Company Group’s assets.

“Permitted Lien” means (a) any Lien for Taxes or assessments for which payment is not yet due or delinquent or which are being properly contested, (b) any statutory Lien arising in the ordinary course of business by operation of law with respect to a liability that is not yet due or delinquent, (c) all Liens and encumbrances that are released or discharged prior to Closing, (d) rights vested in or reserved to any Governmental Authority to regulate the assets or business of the Company Group, to terminate any rights, power, franchise, license or permit afforded by such Governmental Authority, or to purchase, condemn or expropriate any of the assets of the Company Group, (e) the terms and conditions (including Liens arising thereunder in respect of any obligations that are not yet due) of the Material Contracts to the extent the same have been made available to Buyer prior to the Execution Date and (f) other encumbrances, if any, that do not, individually or in the aggregate, interfere in any material respect with the value, use or ownership of the Subject Securities or the assets and business of the Company Group.

“Person” means any natural person, corporation, limited liability company, general partnership, limited partnership, proprietorship, other business organization, trust, union, association or Governmental Authority.

“Personal Data” has the same meaning as the term “personal data,” “personal information” or the equivalent under applicable Data Protection Laws.

“Personal Property” means all tangible personal property owned, leased or licensed by any Company Group Member.

“Post-Closing Statements” has the meaning set forth in Section 2.5(a).

“Post-Closing Tax Period” means (a) any Tax period beginning after the Closing Date and (b) the portion of any Straddle Period that begins after the Closing Date.

“Pre-Closing Tax Period” means (a) any Tax period ending on or before the Closing Date and (b) the portion of any Straddle Period that ends on the Closing Date.

“Proposed Final Adjusted Purchase Price” has the meaning set forth in Section 2.5(a).

“R&W Binder Agreement” means the binder agreement with respect to the R&W Insurance Policy, attached hereto as Exhibit D.

“R&W Insurance Policy” means any buyer-side representations and warranties insurance policy or policies to be issued in accordance with the R&W Binder Agreement.

“Reasonable Efforts” means efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable costs or expenses.

“Reference Date” means December 21, 2023.

“Registered Company Owned IP” has the meaning set forth in Section 4.25(a).

“Representatives” means, as to any Person, its directors, officers, partners, managers, employees, Affiliates, controlling persons, representatives (including financial advisors, attorneys and accountants) and agents.

“Restricted Cash” means as of the Measurement Time, the amount of cash of the Company Group Members that would be deemed to be “restricted” in accordance with clause (a)(ii) and clause (b) of the Accounting Principles; provided, however, that the amount so determined shall (whether or not in compliance with clause (a)(ii) and clause (b) of the Accounting Principles) (i) include the following: (a) amounts held in escrow and (b) restricted balances, and (ii) not include cash posted as collateral for Indebtedness in excess of the amount drawn under such Indebtedness.

“Sample Balance Sheet” means the sample balance sheet attached as Exhibit C, which the Parties acknowledge and agree represents an illustrative calculation of Closing Working Capital as of June 30, 2026.

“Securities” means any equity interests or other security of any class, any option, warrant, convertible or exchangeable security (including any membership interest, equity unit, partnership interest, trust interest) or other right, however denominated, to subscribe for, purchase or otherwise acquire any equity interest or other security of any class, with or without payment of additional consideration in cash or property, either immediately or upon the occurrence of a specified date or a specified event or the satisfaction or happening of any other condition or contingency.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Approvals” has the meaning set forth in Section 3.7.

“Seller Related Parties” has the meaning set forth in Section 13.17.

“Seller Released Parties” has the meaning set forth in Section 10.5(a).

“Seller Releasing Parties” has the meaning set forth in Section 10.5(b).

“Seller’s Counsel” has the meaning set forth in Section 13.17.

“Straddle Period” has the meaning set forth in Section 7.3.

“Subject Securities” has the meaning set forth in the Recitals.

“Target Working Capital” means $21,776,000.

“Tax” or “Taxes” means any income, gross or net receipts, property, sales, use, transfer, excise, license, production, franchise, employment, social security, occupation, payroll, registration, withholding, stamp or documentary, value added or other tax, charge, assessment, duty or levy in the nature of a tax (including any interest, additions to tax or penalties thereon) of the United States or any state or local jurisdiction therein, or of any other nation or any jurisdiction therein.

“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Returns” means any report, return, election, document, estimated Tax filing, declaration or other filing with respect to Taxes which is provided to or required to be provided to any Tax Authority including any attachments thereto and amendments thereof.

“Tax Sharing Agreement” means any agreement (including any provision of a Contract) pursuant to which a Company Group Member is obligated to indemnify any Person (other than another Company Group Member) for, or otherwise pay, any Tax of another Person (other than another Company Group Member), other than customary commercial Contracts.

“Third Party” means any Person other than a Party to this Agreement or an Affiliate of a Party to this Agreement.

“Trademarks” has the meaning set forth in the definition of Intellectual Property.

“Transaction Documents” means (a) this Agreement, (b) the Assignment, (c) the Escrow Agreement and (d) all documents, exhibits, schedules, certificates and instruments delivered in connection with any of the foregoing.

“Transaction Expenses” means, without duplication, (a) any Third Party fees and expenses payable by the Company Group Members incurred in connection with the negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby or the preparation for sale of the Company, (b) Liabilities of the Company Group for change of control bonuses and similar payments that become payable solely as a result of the consummation of the transactions contemplated hereby, including, in each case, the employer portion of any employment or payroll Taxes related thereto (but only to the extent that such Taxes would not otherwise be paid in the ordinary course of business in connection with the payment of a Person’s compensation throughout the year of the Closing) and (c) 280G Losses. “Transaction Expenses” excludes costs and amounts expressly allocated to Buyer pursuant to this Agreement.

“Transfer Taxes” has the meaning set forth in Section 7.2.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code. All references herein to sections of the Treasury Regulations shall include any corresponding provision or provisions of succeeding, similar, substitute, proposed or final Treasury Regulations.

“US Bank Matter” means the matter described in Item #1 of Schedule 4.6.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar or related Law.

“Working Capital Adjustment” means an amount equal to (a) if Closing Working Capital is less than Target Working Capital, the absolute value of the amount by which Closing Working Capital is less than Target Working Capital or (b) if Closing Working Capital is greater than Target Working Capital, then the amount by which Closing Working Capital is greater than Target Working Capital.

Section 1.2       Rules of Construction. The Disclosure Schedules, other Schedules and Exhibits attached to this Agreement constitute a part of this Agreement and are incorporated herein for all purposes. All Article, Section, Schedule and Exhibit references used in this Agreement and in the Disclosure Schedules, other Schedules and Exhibits attached to this Agreement are to Articles, Sections, Schedules and Exhibits to this Agreement unless otherwise specified. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement. If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb). The words “includes” or “including” shall mean “including without limitation,” the words “hereof,” “hereby,” “herein,” “hereunder” and similar terms in this Agreement shall refer to this Agreement as a whole and not any particular Section or Article in which such words appear. The word “or” is not exclusive. The word “extent” in the phrase “to the extent” means the degree to which a subject or other theory extends and such phrase shall not mean “if.” All currency amounts referenced herein are in United States Dollars unless otherwise specified. The singular shall include the plural and the plural shall include the singular wherever and as often as may be appropriate. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day. All accounting terms used herein and not expressly defined herein shall be interpreted pursuant to the Accounting Principles. Except as otherwise provided in this Agreement, any reference herein to any Law shall be construed as referring to such Law as amended, modified, codified or reenacted, in whole or in part, and in effect from time to time and references to particular provisions of a Law include a reference to the corresponding provisions of any prior or succeeding Law. Reference herein to any contract shall be construed as referring to such contract as amended, modified, restated or supplemented. Unless the context shall otherwise require, references to any Person include references to such Person’s successors and permitted assigns, and in the case of any Governmental Authority, to any Persons succeeding to such Governmental Authority’s functions and capacities. Any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context shall otherwise require. Reference herein to “federal” shall be construed as referring to U.S. federal. Reference herein to “default under,” “breach of” or other expression of similar import shall be deemed to be followed by the phrase “with or without notice or lapse of time, or both.” The Parties acknowledge and agree that this Agreement and all contents herein were jointly drafted by the Parties, and neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against either Party, whether under any rule of construction or otherwise.

ARTICLE 2
Sale and Purchase

Section 2.1        Purchase and Sale. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, assign, transfer and deliver to Buyer (or its designated Affiliate), and Buyer (or its designated Affiliate) shall purchase and acquire from Seller, the Subject Securities free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of any Company Group Member).

Section 2.2        Base Purchase Price. The unadjusted consideration for the purchase of the Subject Securities will be an amount equal to $285,000,000 (the “Base Purchase Price”), which shall be adjusted pursuant to Section 2.3 through Section 2.5 and be payable in accordance with Section 8.3 and Section 2.5.

Section 2.3        Adjustments to Base Purchase Price. The Base Purchase Price will be adjusted, without duplication, as follows (the Base Purchase Price, as adjusted pursuant to this Section 2.3, the “Adjusted Purchase Price”):

(a)        the Base Purchase Price shall be increased by the following amounts:

(i)        if Closing Working Capital is greater than Target Working Capital, the amount of the Working Capital Adjustment;

(ii)        the amount of any Cash; and

(b)        the Base Purchase Price shall be decreased by the following amounts:

(i)          if Target Working Capital is greater than Closing Working Capital, the amount of the Working Capital Adjustment;

(ii)         the amount of any Indebtedness unpaid as of immediately prior to the Closing; and

(iii)        the amount of any Transaction Expenses unpaid as of immediately prior to the Closing.

Section 2.4        Estimated Statements. Seller shall prepare and deliver to Buyer at least three (3) calendar days prior to the Closing Date, a written statement setting forth Seller’s good faith estimate of (a) Closing Working Capital; (b) each of the adjustments to the Base Purchase Price set forth in Section 2.3 (including, in the case of each of the preceding clauses (a) and (b), reasonably detailed calculations of, and supporting detail for, the components thereof, presented in a manner consistent with the definitions herein); and (c) the Adjusted Purchase Price based on the estimates described in the preceding clauses (a) and (b) (the “Estimated Adjusted Purchase Price”) (clauses (a), (b) and (c), collectively, the “Estimated Statements”). Prior to Closing, Seller shall consider in good faith Buyer’s comments to the Estimated Statements, and Seller shall make any corresponding changes to the Estimated Statements that Seller reasonably deems appropriate based on Buyer’s comments, but shall be under no obligation to make any changes.

Section 2.5        Post-Closing Adjustments.

(a)        No later than one hundred twenty (120) days (but no earlier than sixty (60) days) after the Closing Date (or such later date as mutually agreed by Buyer and Seller), Buyer shall prepare and deliver to Seller a written statement setting forth Buyer’s good faith calculation of (A) Closing Working Capital, (B) each of the adjustments to the Base Purchase Price set forth in Section 2.3, including, in the case of each of the preceding clauses (A) and (B), reasonably detailed calculations of, and supporting detail for, the components thereof, presented in a manner consistent with the definitions thereof, and (C) the Adjusted Purchase Price based on the calculations described in the preceding clauses (A) and (B) (the “Proposed Final Adjusted Purchase Price”) ((A) and (B) collectively, the “Post-Closing Statements”). Seller shall have the right for forty-five (45) days following receipt of the Post-Closing Statements to object to any of the calculations therein. Any objection made by Seller shall be made in writing and shall set forth such objection in reasonable detail. Seller shall be deemed to have waived any rights to object under this Section 2.5 if Seller delivers to Buyer a written statement agreeing that the Post-Closing Statements are final and correct or if Seller fails to furnish its written objections to Buyer within such forty-five (45) day period, and in either case, the Proposed Final Adjusted Purchase Price will be conclusively deemed to be the Final Adjusted Purchase Price. If Seller delivers a written objection within such forty-five (45) day period, then Buyer and Seller shall endeavor in good faith to resolve the objections. If, at the end of a fifteen (15) day period from the date of delivery of any objection by Seller or such longer period as may be mutually agreed by Buyer and Seller, there are any objections that remain in dispute, then the remaining objections in dispute shall be submitted for resolution to PricewaterhouseCoopers (the “Closing Item Arbitrator”) and, in connection with the engagement for such submission, Seller and Buyer shall execute any engagement, indemnity and other agreements as the Closing Item Arbitrator may reasonably require as a condition to such engagement in form and substance reasonably acceptable to each of Seller and Buyer. The Closing Item Arbitrator shall make a determination of the Adjusted Purchase Price as promptly as reasonably practicable after the objections that remain in dispute are submitted to the Closing Item Arbitrator, but in any event within thirty (30) days after such objections that remain in dispute are submitted to the Closing Item Arbitrator. If any objections are submitted to the Closing Item Arbitrator for resolution, (i) each of Buyer and Seller shall furnish to the Closing Item Arbitrator such workpapers and other documents and information relating to such objections as the Closing Item Arbitrator may request and are reasonably available to that Party (or its independent public accountants) and will be afforded the opportunity to present to the Closing Item Arbitrator any material relating to the determination of the matters in dispute and to discuss such determination with the Closing Item Arbitrator; provided that neither Seller nor Buyer shall engage in any communication or correspondence with the Closing Item Arbitrator outside of the presence, or without the inclusion, of the other; (ii) the Closing Item Arbitrator must not adopt an amount of the Adjusted Purchase Price that is greater than the amount submitted by Seller or less than the amount submitted by Buyer; and (iii) the determination by the Closing Item Arbitrator of the Adjusted Purchase Price, as set forth in a written notice delivered to both Buyer and Seller by the Closing Item Arbitrator, shall be made in accordance with this Agreement and the Sample Balance Sheet and shall be binding and conclusive on the Parties, shall constitute the Final Adjusted Purchase Price and, absent manifest error, shall constitute an arbitral award that is final, binding and unappealable and upon which a judgment may be entered by a court having jurisdiction thereof (the Adjusted Purchase Price, as determined pursuant to this Section 2.5 or by the mutual written agreement of Buyer and Seller, the “Final Adjusted Purchase Price”). Buyer and Seller shall each bear their own legal fees and other costs in connection with any such objection; provided, however, that the costs and expenses of the Closing Item Arbitrator shall be borne based on the inverse of the percentage that the Closing Item Arbitrator’s determination bears to the total amount of the objections in dispute as originally submitted to the Closing Item Arbitrator pursuant to this Section 2.5(a). For example, should such objections total in amount to $1,000 and the Closing Item Arbitrator awards $600 in favor of Seller, 60% of the costs of its review would be borne by Buyer and 40% of the costs of its review would be borne by Seller. Notwithstanding anything in this Agreement to the contrary, the Closing Item Arbitrator and procedures set forth herein shall be the sole method for resolving any disputes regarding the Adjusted Purchase Price or the provisions of Section 2.3 through this Section 2.5.

(b)        Promptly (but in any event within five (5) Business Days of the determination of the Final Adjusted Purchase Price) following the final determination of the Final Adjusted Purchase Price pursuant to this Section 2.5 or by mutual written agreement of the Buyer and Seller:

(i)        if the Final Adjusted Purchase Price is greater than the Estimated Adjusted Purchase Price, then (A) Buyer shall pay the amount of the Final Adjustment Amount to such accounts (and to such accounts in such proportions) as designated by Seller and (B) the Parties will deliver a Joint Direction to the Escrow Agent directing the Escrow Agent to release all amounts then held in the Adjustment Escrow Account to such accounts (and to such accounts in such proportions) as designated by Seller; or

(ii)        if the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price, then the Parties will deliver a Joint Direction to the Escrow Agent directing the Escrow Agent to release from the Adjustment Escrow Account (1) to Buyer the lesser of (x) all amounts then held in the Adjustment Escrow Account and (y) the Final Adjustment Amount, and (2) all amounts remaining in the Adjustment Escrow Account (if any) following the release described in the preceding clause (1) to such accounts (and to such accounts in such proportions) as designated by Seller. If the Estimated Adjusted Purchase Price is greater than the Final Adjusted Purchase Price and the Final Adjustment Amount is greater than all amounts then held in the Adjustment Escrow Account at such time, Seller will have no liability to Buyer for such excess.

Section 2.6        No Duplicative Effect. The provisions of Section 2.3 through Section 2.5 and the defined terms referenced therein shall apply in such a manner so as not to give the components and calculations described therein duplicative effect, and the Parties covenant and agree that no amount shall be (or is intended to be) included, in whole or in part (either as an increase or reduction), more than once in the calculation of (including any component of) any calculated amount pursuant to this Agreement if the effect of such additional inclusion (either as an increase or reduction) would be to cause such amount to be overstated or understated for purposes of such calculation.

Section 2.7        Withholding. Buyer shall be entitled to deduct or withhold any amounts Buyer is required to deduct or withhold pursuant to any applicable Law in connection with payments to be made by Buyer pursuant to the terms of this Agreement; provided, that unless such obligation to deduct or withhold relates to the payment of compensatory amounts or the failure of Seller to provide the documentation required by Section 8.2(b), Buyer shall, at least ten (10) days prior to withholding on any payment to Seller, provide written notice to Seller of its intent to withhold and provide Seller with the reasonable opportunity to provide such forms or other evidence as may reduce, eliminate or mitigate such withholding. To the extent any such amounts are deducted or withheld and timely remitted to the applicable Tax Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to Seller or such other Person entitled to receive such payments pursuant to the terms of this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF SELLER

Subject to the provisions of this Article 3, the other terms and conditions of this Agreement and the exceptions and matters set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows as of the Execution Date and as of the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 3.

Section 3.1        Organization and Qualification. Seller is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its formation. Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the ownership and operation of its assets make such qualification necessary, except as would not reasonably be expected to adversely affect the ability of Seller to consummate the transactions contemplated by this Agreement.

Section 3.2        Authority. Seller has all requisite company power and authority to own its properties and assets and to carry on its business as presently conducted and to execute and deliver this Agreement and the other Transaction Documents to which Seller is or will be a party and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all requisite limited liability company action on the part of Seller.

Section 3.3        Enforceability. This Agreement has been (and upon Closing, each other Transaction Document required to be executed and delivered by Seller will be) duly executed and delivered by Seller and constitutes (or, in the case of each Transaction Document to be executed by Seller at Closing, upon Closing will constitute) the valid and binding agreement of Seller enforceable against Seller in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the power of a court to deny enforcement of remedies generally based upon public policy.

Section 3.4        No Conflict. Except for applicable requirements of the HSR Act, the execution and delivery by Seller of this Agreement and the other Transaction Documents to which Seller is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, in each case, (a) conflict with or result in any breach of any provision of the Organizational Documents of Seller, (b) require any filing with, or the obtaining of any Consent of, any Governmental Authority by Seller, (c) result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee or agreement to which Seller is a party and by which Seller is bound or (d) violate any Permit, Law or Order applicable to Seller, excluding from the foregoing clauses (b), (c) and (d) such conflicts, breaches, requirements, defaults, rights or violations that would not materially and adversely affect Seller’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 3.5        Actions. As of the Execution Date (a) there are no Actions pending (and for which notice has been served) against Seller with respect to the Subject Securities or which relate to the transactions contemplated by this Agreement and (b) there are no Orders that are binding upon Seller with respect to the Subject Securities.

Section 3.6        Bankruptcy. Seller is not the subject of any pending, rendered, or to Seller’s Knowledge, threatened insolvency, bankruptcy, reorganization, receivership or similar proceedings of any character. Seller has not made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such proceedings. As used in this Section 3.6, “insolvent” means that the sum of the present fair saleable value of Seller’s assets does not and will not exceed its debts and other probable liabilities or the inability of Seller to pay its debts as they become due.

Section 3.7        Consents. Other than as set forth on Schedule 3.7 and the Company Group Approvals, there is no consent, approval, waiver or authorization that Seller is required to obtain from, or notice or filing that Seller is required to make to any Person in connection with the execution, delivery and performance by Seller of this Agreement or the other Transaction Documents to which Seller is or will be a party, the transfer of the Subject Securities by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Seller (collectively, the “Seller Approvals”).

Section 3.8        Brokerage Fees and Commissions. Neither Seller nor any Affiliate of Seller has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or any of its Affiliates, including, following the Closing, the Company Group Members, shall incur any liability, other than any liability that is taken into account as a Transaction Expense.

Section 3.9        Ownership of Subject Securities. Seller is the record and beneficial owner of, and has good and valid title to, all of the Subject Securities, free and clear of all Liens (other than restrictions on transfer pursuant to applicable securities Laws or the Organizational Documents of any Company Group Member). Except for this Agreement, Seller is not a party to (i) any option, warrant, purchase right or other contract that could require Seller or, after the Closing, Buyer to sell, transfer or otherwise dispose of any of the Subject Securities or (ii) any voting trust, proxy or other contract with respect to the voting of the Subject Securities.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY GROUP

Subject to the provisions of this Article 4, the other terms and conditions of this Agreement and the exceptions and matters set forth in the Disclosure Schedules, Seller represents and warrants to Buyer as follows as of the Execution Date and as of the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 4.

Section 4.1        Organization and Qualification. Each Company Group Member is the type of entity indicated on Schedule 4.1, duly organized, validly existing and in good standing under the Laws of the jurisdiction indicated for such Company Group Member on Schedule 4.1. Each Company Group Member is duly qualified to do business, and is in good standing, in each jurisdiction in which the ownership and operation of its assets make such qualification necessary, except as would not result in a Material Adverse Effect.

Section 4.2        Authority. Each Company Group Member has all requisite company power and authority to own its properties and assets and to carry on its business as presently conducted in all material respects and to execute and deliver any Transaction Documents to which such Company Group Member is or will be a party and to perform its obligations thereunder. The execution, delivery and performance of any Transaction Documents to which the Company Group Members are or will be a party, and the consummation of the transactions contemplated thereby, have been duly and validly authorized by all requisite company action on the part of such Company Group Members.

Section 4.3        Enforceability. Upon Closing, each Transaction Document required to be executed and delivered by any Company Group Member will be duly executed and delivered by such Company Group Member and will constitute the valid and binding agreement of such Company Group Member enforceable against such Company Group Member in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the power of a court to deny enforcement of remedies generally based upon public policy.

Section 4.4        No Conflict. Except for applicable requirements of the HSR Act, neither the execution and delivery by any Company Group Member of the Transaction Documents to which such Company Group Member is a party will, nor the consummation of the transactions contemplated by this Agreement or the Transaction Documents will, in each case, (a) conflict with or result in any breach of any provision of the Organizational Documents of a Company Group Member, (b) require any filing with, or the obtaining of any Consent of, any Governmental Authority by the Company Group, (c) result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee or Material Contract to which a Company Group Member is a party and by which such Company Group Member is bound or (d) violate any Permit, Law or Order applicable to the Company Group, excluding from the foregoing clauses (b), (c) and (d) such conflicts, breaches, requirements, defaults, rights or violations that would not reasonably be expected to result in a Material Adverse Effect.

Section 4.5        Ownership of Equity Securities. Set forth on Schedule 4.5 is a true and complete list of the following with respect to each Company Group Member: (a) the name of such Company Group Member, (b) the issued and outstanding equity Securities of such Company Group Member and the holder thereof and (c) the directors, managers and officers of such Company Group Member as of the Execution Date. No Company Group Member owns, directly or indirectly, any equity Securities in any Person other than as set forth on Schedule 4.5. Other than as set forth on Schedule 4.5 and as provided in this Agreement, there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any Company Group Member is a party or which are binding upon any Company Group Member providing for the issuance, disposition or acquisition of any equity Securities of any Company Group Member. No Company Group Member is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of the Company Group Member’s equity Securities.

Section 4.6        Actions. Except as set forth on Schedule 4.6, as of the Execution Date, there are no material Actions pending (of which a Company Group Member has been served notice) or, to Seller’s Knowledge, threatened in writing, against any Company Group Member or any material assets of the Company Group before any Governmental Authority. No Company Group Member is subject or bound by any material outstanding Orders.

Section 4.7        Bankruptcy. No Company Group Member is the subject of any pending, rendered, or to Seller’s Knowledge, threatened insolvency, bankruptcy, reorganization, receivership or similar proceedings of any character. No Company Group Member has made an assignment for the benefit of creditors or taken any action with a view to or that could constitute a valid basis for the institution of any such proceedings. As used in this Section 4.7, “insolvent” means that the sum of the present fair saleable value of a Company Group Member’s assets does not and will not exceed its debts and other probable liabilities or the inability of such Company Group Member to pay its debts as they become due.

Section 4.8        Consents. Other than as set forth on Schedule 4.8, there is no consent, approval, waiver or authorization that a Company Group Member is required to obtain from, or notice or filing that a Company Group Member is required to make to any Person in connection with the execution, delivery and performance by such Company Group Member of this Agreement or the execution, delivery and performance by such Company Group Member of any other Transaction Documents, the transfer of the Subject Securities by Seller to Buyer or the consummation of the transactions contemplated by this Agreement, the failure of which to obtain would (a) result in Seller being unable to consummate the transactions contemplated hereby or perform its obligations under this Agreement or the Transaction Documents, as applicable, or (b) otherwise result in a Material Adverse Effect (collectively, the “Company Group Approvals”).

Section 4.9        Compliance With Laws; Material Permits.

(a)        Except as set forth on Schedule 4.9(a), each Company Group Member is and has been since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date, in compliance in all material respects with all applicable Laws (except Environmental Laws, which are addressed exclusively in Section 4.15) and, since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date, no written notices have been received by any Company Group Member from any Governmental Authority alleging any material default, breach or violation of any such Laws.

(b)        The Company Group holds all material Permits required for the ownership and use of its material assets and the conduct of its business as currently conducted (excluding permits required under Environmental Laws, which are addressed exclusively in Section 4.15, “Material Permits”) and is in compliance in all material respects with all terms and conditions of such Material Permits. Except as disclosed in Schedule 4.9(b), no Action is pending or threatened to suspend, revoke, terminate, cancel, withdraw, modify or limit any such Material Permit. The Company Group is in compliance in all material respects with all Material Permits necessary or required to conduct the business of the Company Group in accordance with applicable Law as it is presently being conducted. To Seller’s Knowledge, there is no material breach, violation or default under such Material Permit which, with notice or lapse of time or both, would reasonably be expected to give any Governmental Authority grounds to suspend, revoke or terminate any such Material Permit.

Section 4.10        Material Contracts.

(a)        Schedule 4.10(a) sets forth a list of all Material Contracts to which, as of the Execution Date, any Company Group Member is a party to, or bound by.

(b)        Except as specifically disclosed on Schedule 4.10(b), as of the date hereof, each Contract listed on Schedule 4.10(a) is legal, valid, binding, enforceable against the applicable Company Group Member and, to Seller’s Knowledge, against each other party thereto, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and except to the extent such Material Contracts have expired or terminated pursuant to their terms. No Company Group Member is in breach of or default under (or alleged in writing to be in breach or default under) in any material respect of the terms of any Material Contract and, to Seller’s Knowledge, no other party thereto is in material breach of or default under (or alleged in writing to be in breach or default under) in any material respect of the terms of any Material Contract. Seller has provided Buyer with true, correct and complete copies of each Material Contract, including all amendments thereto.

Section 4.11        Financial Statements.

(a)        Attached as Schedule 4.11(a) are true, accurate and complete copies of: (i) the audited consolidated balance sheet of the Company Group as of December 31, 2025 (the “Audited Balance Sheet”), December 31, 2024, and December 31, 2023, and the related statements of operations and cash flows for the respective twelve (12) months then ended, and (ii) the unaudited consolidated balance sheet of the Company Group as of June 30, 2026 (the “Interim Balance Sheet”), and the related statements of operations and cash flows for the six (6) months then ended (collectively, the “Financial Statements”). Except as set forth on Schedule 4.11(a) or as otherwise noted therein and, in the case of the unaudited financial statements, subject to the absence of footnotes, each Financial Statement presents fairly in all material respects the financial condition of the Company Group taken as a whole (on a consolidated basis) as of the respective dates thereof or the operating results of the Company Group (on a consolidated basis) for the periods covered thereby, in each case in conformity with GAAP, prepared from the books and records of the Company Group in accordance with their respective normal accounting practices, in all material respects.

(b)        Schedule 4.11(b) sets forth a true and complete list of all outstanding Indebtedness of the Company Group as of the Execution Date.

Section 4.12        Absence of Liabilities. Except as set forth on Schedule 4.12, there are no Liabilities of any Company Group Member that would be required to be reflected on a consolidated balance sheet of the business of the Company Group or in the notes thereto in accordance with GAAP except for (a) Liabilities set forth in the Interim Balance Sheet, as described in the Financial Statements; (b) Liabilities incurred in the ordinary course of business since the date of the Interim Balance Sheet; (c) Liabilities which have been incurred in connection with the negotiation or consummation of this Agreement; or (d) Liabilities which, in the aggregate, would not result in a Material Adverse Effect.

Section 4.13        Absence of Changes. Except for the transactions contemplated by this Agreement or as set forth on Schedule 4.13, during the period from December 31, 2025, through the Execution Date, other than in the ordinary course of business or as required by applicable Law, no Company Group Member has taken any action that would have required the consent of Buyer pursuant to Section 6.2(b), or authorized, agreed, committed or entered into any Contract to take any such action.

Section 4.14        Tax Matters. Except, in each case, as set forth on Schedule 4.14:

(a)        Each Company Group Member has filed, or caused to be filed, all material Tax Returns required to be filed by it pursuant to applicable Law and such Tax Returns are accurate, complete and correct in all material respects. Each Company Group Member has paid, or caused to be paid, all material amounts of Taxes due and payable by it (whether or not shown as payable on any Tax Return). There are no Liens for Taxes on any assets of any Company Group Member, other than Permitted Liens. Each Company Group Member has withheld and paid all material amounts of Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor or equityholder. Since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date, no written claim has been made by a Tax Authority in a jurisdiction where any Company Group Member does not file Tax Returns that such Company Group Member is subject to taxation by that jurisdiction.

(b)        Since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date, no Company Group Member has been audited by any federal, state or local Tax Authority, and there is no material Tax proceeding in progress, pending or, to Seller’s Knowledge, threatened in writing with regard to any Taxes or Tax Returns of or with respect to, any Company Group Member.

(c)        No Company Group Member has waived, extended or agreed to extend any applicable statute of limitations relating to any Tax assessment or deficiency of any Company Group Member, in each case, which extension is currently in effect (other than automatic extensions).

(d)        No Company Group Member has ever been a member of any affiliated group of corporations within the meaning of Section 1504 of the Code (other than a group consisting solely of Company Group Members). No Company Group Member is liable for Taxes of any other Person as a result of successor liability or transferee liability (other than another Company Group Member). No Company Group Member is party to any Tax Sharing Agreements.

(e)        No Company Group Member has a request for a private letter ruling, a request for administrative relief, a request for technical advice or a request for a change of any method of accounting pending with any Tax Authority that relates to the Taxes or Tax Returns of any Company Group Member. No Company Group Member has executed or filed with any Tax Authority any agreement or other document extending or having the effect of extending the statute of limitations for assessment, collection or other imposition of any Tax.

(f)        No Company Group Member has engaged in any listed transaction as defined in Treasury Regulations Section 1.6011-4(b)(2).

(g)        The Company is treated as a C Corporation and each other Company Group Member is treated as a disregarded entity, in each case, for U.S. federal Income Tax purposes.

(h)        No Company Group Member is required to include a material item of income, or exclude a material item of deduction, for any Post-Closing Tax Period (determined with regard to the transactions contemplated hereby) as a result of (i) an installment sale transaction occurring on or before the Closing governed by Section 453 of the Code (or any similar provision of state, local or non-U.S. Laws); (ii) a change in method of accounting made before the Closing with respect to a Pre-Closing Tax Period; or (iii) an agreement entered into with any Tax Authority (including a “closing agreement” under Section 7121 of the Code) prior to the Closing.

Nothing in this Agreement (including this Section 4.14) shall be construed as providing a representation or warranty with respect to (i) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute (including methods of accounting) of any Company Group Member or (ii) Taxes relating to any Post-Closing Tax Period (other than Section 4.14(h)).

Notwithstanding any other provision in this Agreement to the contrary, the representations and warranties in Section 4.14 and Section 4.23 shall constitute the sole and exclusive representations and warranties made by Seller and the Company Group Members with respect to Taxes, and no other representation or warranty contained in Article 3, Article 4 or elsewhere in this Agreement shall be deemed to be made with respect to Taxes.

Section 4.15        Environmental. (a) The Company Group is and has been since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date in compliance in all material respects with all applicable Environmental Laws; (b) the Company Group maintains, and is and has been since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the four (4) years immediately preceding the Reference Date in compliance in all material respects with, all permits required by applicable Environmental Laws for the ownership, operation, maintenance and use of its assets and properties and the conduct of its business as currently operated (such permits, which, for avoidance of doubt, do not include Material Permits, the “Environmental Permits”); (c) the Company Group has not received any written notice from a Governmental Authority and is not subject to any Actions regarding any actual or alleged material violation by any Company Group Member of, or material Liabilities of any Company Group Member under, applicable Environmental Laws or Environmental Permits, which notice remains unresolved; (d) no material Action is pending or, to Seller’s Knowledge, threatened in writing to suspend, revoke, terminate, cancel, withdraw, modify or limit any Environmental Permit; and (e) there are no Actions pending against any Company Group Member under applicable Environmental Laws (of which such Company Group Member has been served notice) which, if adversely determined, would reasonably be expected to result in a material Liability of the Company Group, and no Company Group Member is subject to any outstanding judgment, order or decree of any Governmental Authority under applicable Environmental Laws which would reasonably be expected to result in a material Liability to the Company Group.

Section 4.16        Real Property.

(a)        No Company Group Member owns any material real property in fee simple.

(b)        True and complete copies of all leases (the “Leases”) for real property where any Company Group Member is a lessee or lessor (the “Leased Real Properties”) have been made available to Buyer. All Leased Real Property (i) is held under Leases that are legal, valid and binding agreements of the Company Group Member that is a party thereto, in full force and effect and enforceable in accordance with their respective terms, except as such may be limited by bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles and (ii) is subject to a valid leasehold interest held by a Company Group Member, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.17        Title to Assets. The Company Group has good, valid and enforceable title to, or, in the case of leased or subleased Personal Property, a valid and binding leasehold interest in, or, in the case of licensed Personal Property, a valid license in, all of its Personal Property that is used by the Company Group in the ordinary course of business, free and clear of all Liens other than Permitted Liens, except as would not reasonably be expected to result in a Material Adverse Effect.

Section 4.18        Brokerage Fees and Commissions. No Company Group Member has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Buyer or any of its Affiliates, including, after the Closing, such Company Group Member, shall incur any liability.

Section 4.19        Transactions with Affiliates. Except for Benefit Plans, the Organizational Documents of each Company Group Member or as disclosed in Schedule 4.19, there are no loans, leases, commitments, guarantees or Contracts between any Company Group Member, on the one hand, and Seller or its Affiliates (other than Company Group Members) or any director, officer, stockholder/equityholder or employee of the Company Group, on the other hand.

Section 4.20        Bank Accounts. Schedule 4.20 contains a true, correct and complete list of each deposit or securities account and each safety and deposit box maintained by or on behalf of any Company Group Member with any bank, brokerage house or other financial institution, specifying with respect to each the name and address of the institution, the name under which the account is maintained, the account number and the name and title or capacity of each Person authorized to have access thereto.

Section 4.21        Insurance. As of the Execution Date, the Company Group has in place policies of insurance in amounts and scope of coverage as set forth in Schedule 4.21 and each such policy is in full force and effect and all premiums have been paid in accordance with the terms of such policy. During the twelve (12) months immediately prior to the date hereof, no Company Group Member has received any written notice that any such policy will be cancelled or will not be renewed. The Company Group is not in material breach or default, and no Company Group Member has taken any action or failed to take any action which, with notice or the lapse of time, would constitute a material breach or default, or permit termination or any significant modification, of any of the policies of insurance set forth in Schedule 4.21. As of the Execution Date, no Actions are pending nor, to Seller’s Knowledge, threatened in writing, to revoke, cancel, limit or otherwise modify such policies in any material respect and no written notice of cancellation of any such policies has been received by any Company Group Member.

Section 4.22        Labor Matters.

(a)        No Company Group Member is a party to any collective bargaining agreement relating to employees of the Company Group. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to Seller’s Knowledge, threatened in writing against any Company Group Member. There are no ongoing or, to Seller’s Knowledge, threatened union organizing activities, certification Actions or petitions seeking a representation or certification Action with respect to employees of the Company Group.

(b)        No Company Group Member has, since the Reference Date and, except as would not reasonably be expected to result in a Material Adverse Effect, for the two (2) years immediately preceding the Reference Date, received written notice of any material labor or employment related complaints, charges or claims against such Company Group Member and, to Seller’s Knowledge, there are no such complaints, charges or claims threatened in writing to be brought or filed with any Governmental Authority, in each case, based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any Company Group Member.

(c)        Each Company Group Member is in compliance in all material respects with all Laws relating to employment and employment practices and terms and conditions of employment, including Laws relating to the payment of wages, the classification of all employees, individual independent contractors and consultants, equal employment opportunity (including Laws prohibiting discrimination and/or harassment on the basis of race, national origin, religion, disability, age, workers’ compensation or any other protected class), affirmative action, and other hiring practices, immigration, workers’ compensation, unemployment and the payment of social security and other Taxes.

(d)        There has been no “mass layoff” or “plant closing” (as defined by the WARN Act or any similar state statute) in respect of any Company Group Member within the one (1) year prior to the date of this Agreement.

(e)        Seller has provided Buyer a true, complete and correct list, as of the date of this Agreement, of all employees of the Company Group, including for each such employee his or her (i) name; (ii) title or position; (iii) status as full-time or part-time; (iv) current base compensation rate; and (v) current target bonus or other incentive-based compensation.

(f)        There has been no resignation or termination of executive officers and unit business leaders from June 30, 2026 through the Execution Date.

Section 4.23        Employee Benefit Plans.

(a)        Schedule 4.23(a) sets forth a list of each material “employee benefit plan” (as such term is defined in Section 3(3) of ERISA), and each material equity-based, retirement, profit sharing, bonus, incentive, severance, separation, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life, or disability plan, program or policy, and each other material employee compensation or benefit plan, program, policy or Contract (i) that is maintained, sponsored or contributed to (or required to be contributed to) by any Company Group Member or (ii) pursuant to which any Company Group Member has any material liability (including by reason of an ERISA Affiliate), in each case, other than (w) any offer letter that does not contain severance obligations and is terminable on less than thirty (30) days’ notice, (x) a multiemployer plan (as defined in Section 3(37) of ERISA), (y) any plan, program, policy or arrangement mandated by and maintained solely pursuant to applicable Law, including any Law of a Governmental Authority, or (z) any equity incentive program maintained by Seller and to which no Company Group Member has any liability (each, a “Benefit Plan”). With respect to each material Benefit Plan, Seller has made available to Buyer copies of, as applicable, (i) the current plan document (and all amendments thereto) and the current trust Contract related thereto, (ii) the most recent summary plan description and summaries of material modification provided to participants, (iii) the most recent determination or opinion letter received from the Internal Revenue Service, (iv) the most recently filed Form 5500 annual report, (v) the most recent audited financial statements and actuarial or other valuation reports required under applicable Law and (vi) any material notices, letters or other correspondence received by any Company Group Member from the Internal Revenue Service, Department of Labor or any other Governmental Authority regarding the operation or administration of such Benefit Plan within the past year.

(b)        Except as set forth on Schedule 4.23(b), (i) no Company Group Member contributes to or has any obligation to contribute to a “multiemployer plan,” as defined in Section 3(37) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (ii) no Company Group Member sponsors, and no Benefit Plan is, an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, that is or was subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA and (iii) no Benefit Plan is a “multiple employer plan,” as defined in Section 413(c) of the Code, or any “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

(c)        Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a favorable determination or opinion letter from the Internal Revenue Service. Each Benefit Plan has been maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. There is no Action (other than routine and uncontested claims for benefits) pending or, to Seller’s Knowledge, threatened in writing, with respect to any Benefit Plan or against the assets of any Benefit Plan.

(d)        Except as set forth on Schedule 4.23(d), neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement, either alone or in connection with any other event(s), will (i) constitute a stated triggering event under any Benefit Plan that will result in any payment becoming due from any Company Group Member or (ii) increase the amount of or result in the acceleration of time of payment, funding or vesting of compensation or benefits under any Benefit Plan. The consummation of the transactions contemplated by this Agreement will not result in the payment of any amount that would, individually or in combination with any other such payment, be an “excess parachute payment” within the meaning of Section 280G of the Code (other than any such amount, economic benefit or entitlement that is solely an obligation of Buyer or one of its subsidiaries and that is unrelated to any pre-existing obligation of any Company Group Member or one of their subsidiaries). No Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code or any similar state or foreign Law or regulation.

Section 4.24        Books and Records. The books of account, minute books, stockholder and other records of each Company Group Member have been maintained in accordance with applicable Law and in the ordinary course of business.

Section 4.25        Intellectual Property.

(a)        Schedule 4.25(a) sets forth a true, complete and accurate list of the following Company Owned IP: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; and (iii) registrations and applications for registration of any Trademarks (including Internet domain names) (the “Registered Company Owned IP”).

(b)        Except as would not be reasonably expected to result in a Material Adverse Effect, (i) the Company Group owns, or has a right to use, all of the Intellectual Property used in the conduct of the business of the Company Group as currently conducted (the “Company IP”), free and clear of all Liens (other than Permitted Liens) and (ii) there is no Action pending or, to Seller’s Knowledge, threatened in writing contesting the validity or enforceability of any Registered Company Owned IP.

(c)        To Seller’s Knowledge, the use of the Company IP by the Company Group Members in the conduct of the business of the Company Group as currently conducted does not infringe or misappropriate the Intellectual Property of any Third Party in any manner that would reasonably be expected to result in a Material Adverse Effect. There is no Action pending or, to Seller’s Knowledge, threatened in writing against any Company Group Member alleging infringement or misappropriation of any Intellectual Property of any Third Party. To Seller’s Knowledge, no Third Party is engaging in any activity that infringes or misappropriates any Registered Company Owned IP in any manner that would reasonably be expected to result in a Material Adverse Effect.

(d)        To Seller’s Knowledge, since the Reference Date there have been no material failures, security breaches, unauthorized access or other material adverse events affecting the Company IT Assets which have caused material disruption to the business of the Company Group.

(e)        To Seller’s Knowledge, since the Reference Date there have been no material failures, security breaches or other material adverse events related to Personal Data that would require the Company Group to notify individuals, law enforcement or any Governmental Authority or take any remedial action under any applicable Data Protection Law. There is no Action pending or, to Seller’s Knowledge, threatened in writing against any Company Group Member in connection with any such material failures, security breaches or other material adverse events.

(f)        Notwithstanding any other representations and warranties contained in this Article 4, the representations and warranties in this Section 4.25 and Section 4.10 (solely as applicable to Material IP Contracts) are the sole and exclusive representations and warranties made by Seller with respect to any matters relating to Intellectual Property, Company IT Assets, data security and data privacy and Personal Data.

Section 4.26        Products and Service Warranties. The Company Group has not, since the Reference Date, given any express warranty or made any express representation in respect of products or services supplied, manufactured, sold or leased by the Company Group. Each service rendered by the Company Group since the Reference Date has been in material conformity with all applicable contractual commitments of the Company Group and all express and implied warranties of the Company Group. Copies of the standard terms and conditions of sale and lease for the Company Group in effect as of the date hereof (which include any continuing applicable guaranty, warranty and indemnity provisions) have been made available to Buyer. No warranty claims have been made against the Company Group in the past two (2) years.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF BUYER

Subject to the provisions of this Article 5 and other terms and conditions of this Agreement, Buyer represents and warrants to Seller as follows as of the Execution Date and as of the Closing Date (except in instances when a representation is made as of a specific date, and then such representation shall be made as of such date only), the matters set out in this Article 5.

Section 5.1        Organization and Qualification. Buyer is a California corporation duly organized, validly existing and in good standing under the Laws of the State of California. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the ownership and operation of its assets make such qualification necessary, except as would not reasonably be expected to adversely affect the ability of Buyer to consummate the transactions contemplated by this Agreement.

Section 5.2        Authority. Buyer has all requisite corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which Buyer is or will be a party and to perform its obligations under this Agreement and under such other Transaction Documents. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is or will be a party, and the transactions contemplated hereby and thereby by Buyer have been duly and validly authorized by all requisite corporate action on the part of Buyer.

Section 5.3        Enforceability. This Agreement has been (and upon Closing, each other Transaction Document required to be executed and delivered by Buyer will be) duly executed and delivered by Buyer and constitutes (or, in the case of each Transaction Document to be executed by Buyer at Closing, upon Closing will constitute) the valid and binding agreement of Buyer enforceable against Buyer in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the power of a court to deny enforcement of remedies generally based upon public policy.

Section 5.4        No Conflict. Except for applicable requirements of the HSR Act, the execution and delivery by Buyer of this Agreement and the other Transaction Documents to which Buyer is a party does not, and the consummation of the transactions contemplated hereby and thereby will not, in each case (a) conflict with or result in any breach of any provision of the Organizational Documents of Buyer, (b) require any filing with, or the obtaining of any Consent of, any Governmental Authority by Buyer, (c) result in (with or without notice or lapse of time or both) a default under, or give rise to any right of termination, cancellation or acceleration under, any of the terms, conditions or provisions of any note, mortgage, other evidence of indebtedness, guarantee or agreement to which Buyer is a party and by which Buyer is bound or (d) violate any Permit, Law or Order applicable to Buyer, excluding from the foregoing clauses (b), (c) and (d), such conflicts, breaches, requirements, defaults, rights or violations that would not materially and adversely affect Buyer’s ability to consummate the transactions contemplated by this Agreement and the other Transaction Documents.

Section 5.5        Consents. There is no consent, approval, waiver or authorization that Buyer is required to obtain from, or notice or filing that Buyer is required to make to, any Person in connection with the execution, delivery and performance by Buyer of this Agreement or the other Transaction Documents to which Buyer is or will be a party, the transfer of the Subject Securities by Seller to Buyer or the consummation of the transactions contemplated by this Agreement by Buyer.

Section 5.6        Actions. As of the Execution Date, there are no Actions pending against Buyer or, to the Knowledge of Buyer, threatened in writing against Buyer which relate to the transactions contemplated by this Agreement.

Section 5.7        Brokerage Fees and Commissions. Neither Buyer nor any Affiliate of Buyer has incurred any obligation or entered into any agreement for any investment banking, brokerage or finder’s fee or commission in respect of the transactions contemplated by this Agreement for which Seller or any of its Affiliates shall incur any liability.

Section 5.8        Bankruptcy. There are no bankruptcy, reorganization, receivership or arrangement proceedings pending against, being contemplated by, or, to the Knowledge of Buyer, threatened against Buyer.

Section 5.9        Investigation. Buyer is experienced and knowledgeable and is aware of the risks of this business. Buyer acknowledges that Buyer has completed to its satisfaction an independent investigation of the Company Group Members and their assets, and, in making the decision to enter into this Agreement and to consummate the transactions evidenced hereby, Buyer has relied on, and will rely upon for Closing, solely (a) its own independent investigation of the Company Group Members and their assets, including their components and the risks related thereto and (b) the express written representations, warranties and covenants of Seller in this Agreement, the certificates delivered pursuant to this Agreement and the other Transaction Documents, or in the Disclosure Schedules or any other Schedules delivered in connection herewith and therewith. Buyer has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by Seller or any of its directors, officers, equity holders, employees, Affiliates, controlling persons, agents, advisors or representatives that are not expressly set forth in this Agreement, the certificates delivered pursuant to this Agreement and the other Transaction Documents, or in the Disclosure Schedules or any other Schedules delivered in connection herewith and therewith, whether or not any such representations, warranties or statements were made in writing or orally.

Section 5.10        Sufficiency of Funds. Provided the Debt Financing (including any Alternative Financing) is funded in full in accordance with the Debt Commitment Letter, Buyer will have sufficient cash on hand (in United States Dollars) on the Closing Date, to enable Buyer to fully satisfy its obligations to pay all amounts required to be paid by Buyer hereunder, including (a) pursuant to Section 8.3 and (b) all other amounts payable by Buyer at the Closing or otherwise in connection with the transactions contemplated by this Agreement and the Debt Financing (the “Financing Purposes”). Buyer acknowledges and agrees that Buyer’s ability to obtain financing is not a condition to its obligations to consummate the Closing.

Section 5.11        Securities Laws.

(a)        Buyer understands and acknowledges that the acquisition of the Subject Securities involves substantial risk. Buyer and its Representatives have experience as investors in equity Securities and other securities of companies such as the ones being purchased pursuant to this Agreement, and Buyer can bear the economic risk of its investment (which Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that each of Buyer is capable of evaluating the merits and risks of its respective investment in the Subject Securities.

(b)        Buyer is acquiring the Subject Securities for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Subject Securities, in each case, in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c)        Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d)        Buyer understands and acknowledges that the Subject Securities have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state or other Law or pursuant to an applicable exemption therefrom. Buyer acknowledges that there is no public market for the Subject Securities and that there can be no assurance that a public market will develop.

Section 5.12        R&W Insurance Policy. Buyer has obtained and conditionally bound the R&W Insurance Policy in the form attached hereto as Exhibit D. There are no amendments to the R&W Insurance Policy, or agreements with the provider(s) thereto, existing on the Execution Date that are not included in the form attached as Exhibit D.

Section 5.13        Financing.

(a)        As of the date of this Agreement, Buyer has received a true, accurate and complete copy of an executed debt commitment letter and executed fee letter associated therewith (including any such letters that contain any conditions to funding or “flex” provisions or other provisions regarding the terms and conditions of the financing to be provided by such debt commitment letter), each dated as of the date of this Agreement (such commitment letter and all attached exhibits, schedules and annexes that are delivered on the date of this Agreement and amendments thereto permitted by the terms hereof and any fee letter delivered on the date of this Agreement, which fee letter may be redacted as described below, collectively, the “Debt Commitment Letter”) from the lenders party thereto (collectively, the “Lenders”), pursuant to which the Lenders have committed, subject only to the Financing Conditions, to provide to Buyer the amount of financing set forth in the Debt Commitment Letter (the “Debt Financing”) for the Financing Purposes.

(b)        A true, accurate and complete copy of the fully executed Debt Commitment Letter, as in effect on the date of this Agreement, has been provided to Seller; provided, however, that the fee amounts in any fee letter may have been redacted; provided, however, that no redacted term provides that the aggregate amount or net cash proceeds of the Debt Financing set forth in the unredacted portion of the Debt Commitment Letter could be reduced or adds any conditions or contingencies to, or otherwise negatively affects the availability of, all or any portion of the Debt Financing or the enforceability of the Debt Commitment Letter, or could reasonably be expected to delay the Closing.

(c)        Buyer has fully paid all commitment and other fees, if any, required by the Debt Commitment Letter to be paid on or before the date of this Agreement and, as of the Closing, will have paid all such fees required by the Debt Commitment Letter to be paid on or before the Closing Date. As of the date of this Agreement, the Debt Commitment Letter is a legal, valid and binding obligation of Buyer and, to the Knowledge of Buyer, each other party thereto (except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law), and the power of a court to deny enforcement of remedies generally based upon public policy) and in full force and effect, has not been amended, modified, withdrawn, terminated or rescinded in any respect (except for any increases in the amount of funds available thereunder or the addition of lenders or other relevant entities who did not execute the Debt Commitment Letter as of the date of this Agreement) and no such amendment, modification, withdrawal, termination or rescission is contemplated except as permitted by this Agreement. As of the date of this Agreement, no event has occurred that (with or without notice, lapse of time or both) would reasonably be expected to constitute a breach thereunder on the part of Buyer. As of the date of this Agreement, there are no side letters, Contracts or other agreements or arrangements in respect of or modifying the terms of the Debt Commitment Letter or Debt Financing not set forth in the Debt Commitment Letter or fee letters. Except as expressly set forth in the Debt Commitment Letter, as of the date hereof, there are no conditions precedent to the obligation of the Guarantor or the Lenders, as applicable, to provide the Debt Financing or any contingencies that would permit the Guarantor or the Lenders, as applicable, to reduce the total amount of Debt Financing. As of the date of this Agreement, if the conditions precedent set forth in Section 11.2 are satisfied, the conditions to the Debt Financing applicable to Buyer set forth in the Debt Commitment Letter will be satisfied on a timely basis, none of the assumptions or statements set forth in the Debt Commitment Letter are inaccurate and the Debt Financing will be available to Buyer on the date on which the Closing should occur pursuant to Section 8.1. As of the date of this Agreement, no event has occurred that, with or without notice, lapse of time or both, would reasonably be expected to constitute a default or breach on the part of Buyer or, to the Knowledge of Buyer, any other parties thereto under any term or condition of the Debt Commitment Letter or a failure of any condition to the Debt Financing, or otherwise result in any portion of the Debt Financing being unavailable on the Closing Date. The proceeds from the Debt Financing are sufficient for the Financing Purposes. In no event will the receipt by, or the availability of any funds or financing to, Buyer or any of its Affiliates, or any other financing, be a condition to Buyer’s obligation to consummate the transactions contemplated by this Agreement.

ARTICLE 6
COVENANTS OF SELLER AND BUYER

Section 6.1        Confidentiality. Subject to Section 6.6, from and after Closing, Seller agrees to maintain all Confidential Information as confidential and to cause its Affiliates and instruct its Representatives, in each case, who have received Confidential Information, to maintain all Confidential Information made available to them as confidential, as if (a) such Confidential Information were made available to Seller pursuant to the Confidentiality Agreement and (b) the term of the Confidentiality Agreement were extended until the first (1st) anniversary of the Closing Date.

Section 6.2        Conduct of Business.

(a)        Except (i) as may be required by applicable Law, (ii) as expressly contemplated by this Agreement, (iii) with respect to any actions set forth on Schedule 6.2 or (iv) as otherwise approved in writing by Buyer (which approval will not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing, Seller shall cause the Company Group to own, operate and conduct their respective businesses in accordance with their ordinary course of business.

(b)        Except (i) as may be required by applicable Law, (ii) as expressly contemplated by this Agreement, (iii) with respect to any actions set forth on Schedule 6.2 or (iv) as otherwise approved in writing by Buyer (which approval will not be unreasonably withheld, conditioned or delayed), from the Execution Date until the Closing, Seller shall cause the Company Group not to:

(i)          acquire (A) any equity interest in any Person or any business or division of any Person or (B) any material assets or properties, other than the acquisition of assets from suppliers or vendors in the ordinary course of business consistent with past practice;

(ii)         issue, sell, pledge, transfer, dispose of or create any Lien on the Subject Securities or any other Securities of the Company Group, or Securities convertible into or exchangeable for any Securities of the Company Group, or any rights, warrants, options, calls or commitments to acquire any such Securities;

(iii)       (A) split, combine, subdivide or reclassify any Subject Securities or (B) redeem or repurchase any Subject Securities or any outstanding options, warrants or rights of any kind to acquire any Subject Securities, or any outstanding Securities that are convertible into or exchangeable for any Subject Securities;

(iv)        form any subsidiary of the Company Group;

(v)        incur or guarantee any Payoff Indebtedness (other than amounts drawn down upon any revolving credit agreements of the Company Group existing at the Execution Date);

(vi)        adopt any amendments to any Company Group Member’s Organizational Documents;

(vii)       make, change or revoke any material election relating to Taxes of the Company Group (other than in the ordinary course of business), settle or compromise any material Tax liability of the Company Group (other than the payment of Taxes or collection of refunds in the ordinary course of business), file any amended Tax Return, enter into any closing agreement in respect of any Taxes or obtain or request any Tax ruling;

(viii)     merge or consolidate with any Person or adopt a plan of complete or partial liquidation or authorize or undertake a dissolution, consolidation, restructuring, recapitalization or other reorganization;

(ix)        change, in any material respect, accounting methods, except as required by changes in GAAP or applicable Law;

(x)        sell, lease, transfer, convey, create any Lien on (other than Permitted Liens), abandon or otherwise dispose of any of the assets of the Company Group (other than in the ordinary course of business, or with respect to assets having a fair market value, in the aggregate, of less than $2,000,000);

(xi)        make any distribution (other than of cash or cash equivalents) to Seller or otherwise in respect of the Subject Securities;

(xii)       cancel, modify or allow to lapse any insurance policies applicable to the Company Group;

(xiii)      amend or change the terms of any Material Contracts and Permits or terminate any Material Contracts and Permits or enter into any Contract or commitment that, if such Contract or commitment had been entered into prior to the Execution Date, would be required to be listed in an Exhibit or Schedule (including any Disclosure Schedule) attached to this Agreement;

(xiv)      enter into any “non-compete,” “non-solicit” or similar agreement that would restrict the business of the Company Group, Buyer or any of Buyer’s Affiliates or their ability to solicit any Person following the Closing;

(xv)        acquire any material real property;

(xvi)      initiate, institute, waive, compromise or settle any claim (pending or threatened) involving any Company Group Member involving amounts at issue in excess of $500,000;

(xvii)    except as otherwise required by any existing Benefit Plan or applicable Law, or in the ordinary course of business, (1) materially increase or grant any increase in the compensation, bonus, fringe or other benefits of, or pay, grant or promise any bonus to any current or former employee, director or independent contractor of the Company Group with a base compensation in excess of $250,000; (2) materially increase the severance or change in control pay or benefits of any current or former employee, director or independent contractor of the Company Group; (3) enter into any new material Benefit Plan or any employee benefit plan, policy, program, agreement, trust or arrangement that would have constituted a Benefit Plan if it had been in effect on the date of this Agreement; or (4) take any action to accelerate the vesting or payment of, or otherwise fund or secure the payment of, any compensation or benefits under any Benefit Plan, in each case to the extent that such action will result in material liability to the Company Group; or

(xviii)    authorize, agree or commit to take any action that would be a breach of the foregoing in this Section 6.2(b) if undertaken.

(c)        Nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operations of any Company Group Member prior to the consummation of the transactions contemplated hereby. Prior thereto, the Company Group Members shall have the right to exercise, consistent with the terms and conditions of this Agreement, control and supervision over their business operations.

Section 6.3        Government Consents and Regulatory Filings.

(a)        The Parties will cooperate and use all reasonable best efforts to obtain, as promptly as practicable and in any event prior to the Outside Date, all licenses, consents, approvals, authorizations, waiting period terminations or expirations, qualifications and Orders of Governmental Authorities necessary to consummate the transactions contemplated by this Agreement, including making or causing to be made all notifications, filings and submissions required to obtain Antitrust Clearances. The Parties will use all reasonable best efforts to supply any additional information, including requests for production of documents and production of witnesses for interviews or depositions, that may be requested by any Governmental Authority for the purpose of obtaining Antitrust Clearances.

(b)        Seller and Buyer will make all initial filings required under the HSR Act with respect to the transactions contemplated by this Agreement within ten (10) Business Days following the date of this Agreement. Each of Seller and Buyer will promptly furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing or submission that is necessary under the HSR Act. Each of Seller and Buyer will promptly provide the other with copies of all substantive written communications (and memoranda setting forth the substance of all oral communications) between each of them, any of their respective Affiliates or any of its or their respective representatives, on the one hand, and any Governmental Authority, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, each of Seller and Buyer will promptly notify the other of the receipt and content of any substantive oral or written communication, inquiries or requests for additional information it receives from any Governmental Authority in connection therewith and will promptly (i) cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or any inquiry; (ii) provide the other with a description of the information provided to any Governmental Authority with respect to any such oral or written communication, inquiry or request; (iii) permit the other Party to review and consider in good faith the other Party’s reasonable comments in any substantive communication given by it to any Governmental Authority; and (iv) to the extent practicable and permitted by such applicable Governmental Authority, give the other Party or its counsel the opportunity to attend and participate in all meetings, substantive telephone calls or conferences with any Governmental Authority.

(c)        All costs of the Parties incurred in connection with the actions contemplated by this Section 6.3, including filing fees and attorneys’ fees, will be borne by Buyer, except that Seller will bear any attorneys’ fees of Seller’s Counsel (or other counsel engaged by Seller) incurred by Seller in connection with the actions contemplated by this Section 6.3.

(d)        Neither Buyer nor Seller will, and each will cause its or their respective Affiliates not to, take or fail to take any action that could reasonably be expected to adversely affect the approval of any Governmental Authority of any of the aforementioned filings. Buyer shall not enter into any agreement with any Governmental Authority that may have the effect of delaying the Closing of the transactions contemplated by this Agreement, unless expressly agreed to by Seller.

(e)        Notwithstanding any provision of this Agreement to the contrary, Buyer will, and will cause its Affiliates to, use reasonable best efforts to obtain all necessary consents, approvals, waiting period expirations or terminations, Orders or waivers, and to avoid or eliminate each and every impediment, formally expressed and in writing, under any Antitrust Laws that may be asserted by any Governmental Authority so as to enable the Parties to close the transactions contemplated by this Agreement on or before the Outside Date, including (i) making reasonable amendments or modifications to this Agreement, (ii) supplying promptly any additional information and documentary material that may be requested by a Governmental Authority pursuant to the HSR Act or any other Antitrust Laws and (iii) agreeing to any reasonable restrictions or limitations on any businesses, operations, assets or contractual freedoms of any such businesses or operations (provided, that any such commitment or transaction involving the Company Group (or any of its assets or business) must be subject to the occurrence of the Closing). For the avoidance of doubt, Buyer will use reasonable best efforts in order to remedy or otherwise address the concerns of any Governmental Authority under the HSR Act or any other Antitrust Laws, including divesting, disposing of, restricting or holding separate all or a material portion of the businesses or assets of Buyer or any of its Affiliates or the business or assets of any of the Company Group Members (each, an “Antitrust Action”); provided, however, that Buyer is prohibited from proposing to any Governmental Authority or agreeing to any Antitrust Action with respect to the business or assets of the Company Group without the prior written consent of Seller.

(f)        In furtherance of and without limiting the obligations of Buyer and its Affiliates under Section 6.3(e), Buyer will use reasonable best efforts to (A) terminate or modify any existing relationships or Contracts of Buyer, the Company Group or their respective Affiliates, or enter into new relationships or Contracts, (B) amend or terminate any licenses or other intellectual property agreements of Buyer, the Company Group or their respective Affiliates, and enter into new licenses or other intellectual property agreements and (C) make behavioral commitments that may limit or modify Buyer’s, the Company Group’s or their respective Affiliates’ rights of ownership in, or freedom of action with respect to, one or more of their respective operations, divisions, subsidiaries, assets, products, product lines or businesses, in the case of each of the foregoing clauses (A) through (C), solely to the extent necessary to resolve the specific objections raised by the applicable Governmental Authority and to enable the Parties to close the transactions contemplated by this Agreement on or before the Outside Date. In no event shall Buyer or any of its Affiliates be required to take or agree to take any action under this Section 6.3(f) that, individually or in the aggregate with all other actions taken or agreed to be taken under this Section 6.3(f), would reasonably be expected to result in a Material Adverse Effect on the ability of Buyer to operate the business of the Company Group substantially in the manner presently conducted or as contemplated to be conducted following the Closing. Nothing in this Agreement will require Buyer or any of its Affiliates to enter into any contract or other binding obligation to implement any contract, license or similar remedial action under this Section 6.3(f) unless such Contract or obligation is conditioned on the occurrence of the Closing or is only effective after the Closing.

(g)        In connection with this Section 6.3, if any Action is instituted (or threatened to be instituted) challenging the transactions contemplated by this Agreement as violative of any Antitrust Laws, Buyer will use best efforts to (i) oppose or defend against such Action and (ii) take such action as necessary to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, including by litigation or appeal, if necessary, of any Order that makes illegal or prohibits the consummation of the transactions contemplated by this Agreement; provided, that any commitment or transaction involving the Company Group (or any of its assets or business) may be subject to the occurrence of the Closing. Buyer and Seller shall each pay fifty percent (50%) of all fees, costs and expenses related to such Actions.

(h)        Buyer shall not, and shall cause its Affiliates not to, take or fail to take any action that could reasonably be expected to hinder or delay, as applicable, the obtaining of clearance or the expiration of the required waiting periods under the HSR Act or the obtaining of any approval or any consent of any Governmental Authority as described in Section 6.3(a) or the effect of which would be to delay or impede the ability of the Parties to consummate the transactions contemplated by this Agreement. Without limiting the generality of the foregoing, Buyer will not, and shall cause its Affiliates not to, (i) acquire or agree to acquire (by merger or consolidation with, by purchase of a substantial portion of the assets of or equity in, or by any other manner) any Person or portion thereof, or otherwise acquire or agree to acquire any assets of any Person or (ii) assign any of its or their rights under this Agreement to any co-investor, in each case, if the entering into a definitive agreement relating to, or the consummation of, such acquisition, merger or consolidation or co-investor relationship could reasonably be expected to (A) impose any delay in obtaining, or increase the risk of not obtaining, any permits, orders or other approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (B) increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated hereby, (C) increase the risk of not being able to remove any such Order on appeal or otherwise or (D) delay or prevent the consummation of the transactions contemplated hereby.

Section 6.4        Third Party Consents. Promptly following the Execution Date, Seller shall cause the Company Group Members to send notices to the holders of each Consent listed on Schedule 6.4 requesting such holder’s written consent to the transactions contemplated by this Agreement. Seller shall cause the Company Group Members to use Reasonable Efforts to cause such Consents to be obtained and delivered prior to the Closing. Buyer shall reasonably cooperate with Seller in seeking to obtain such Consents; provided that neither Seller nor the Company Group Members shall be required to make payments or undertake other obligations to or for the benefit of the holders of such Consents in order to obtain the required consents. Buyer agrees to provide such assurances as to financial capability, resources and creditworthiness as may be reasonably requested by any third party whose consent or approval is sought in connection with the transactions contemplated hereby.

Section 6.5        Efforts. Each Party will use Reasonable Efforts to take, or to cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including: (a) cooperation in determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement; (b) cooperation in seeking and obtaining any such actions, consents, approvals or waivers; and (c) the execution of any additional instruments necessary to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 6.5 shall modify, reduce or otherwise diminish any Party’s rights or obligations under Section 6.3, Section 6.13 or Section 6.14.

Section 6.6        Public Announcements. Seller, without the prior written consent of Buyer, and Buyer, without the prior written consent of Seller (which consents may be withheld in each such Party’s sole discretion), will not issue, or permit any agent or Affiliate to issue, any press releases or otherwise make, or cause any agent or Affiliate to make, any public statements with respect to this Agreement and the transactions contemplated hereby, except where such release or statement is deemed in good faith by the releasing Party to be required by Law, in which case the Party or Parties will, to the extent permitted by Law, provide a copy to the other Party prior to any release or statement and shall consider in good faith any comments proposed by such other Party; provided, however, that no Party shall include in any press release or public statement any of the financial terms of the transactions contemplated by this Agreement. The foregoing sentence shall not restrict disclosures by (a) Seller to its or its Affiliates’ current or prospective investors, limited partners and members, (b) Buyer to the Debt Financing Sources or Lenders, provided in each case of the foregoing clauses (a) and (b) such disclosures are made to Persons subject to an obligation of confidentiality with respect to such information, or (c) Buyer in the footnotes to its financial statements and disclosures in its SEC filings, provided that (i) Buyer does not include the names of any member of Seller or their Affiliates without the prior written consent of such Person, and (ii) Buyer provides a copy of the proposed disclosure to Seller at least three (3) Business Days prior to making such disclosure and considers in good faith any comments of Seller.

Section 6.7        Further Assurances. Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by Law, to fulfill its obligations under this Agreement and give effect to the transactions contemplated by this Agreement.

Section 6.8        Payoff Letters; Invoices.

(a)        Seller shall deliver to Buyer, on or prior to the Closing Date, a customary debt payoff letter from each Person to whom Payoff Indebtedness is owed (or the agent or representative thereof) (each, a “Payoff Letter”), which Payoff Letters shall specify the aggregate amount required to be paid to such Person, agent or representative to pay such obligations in full (including any and all accrued but unpaid interest, fees, expenses, penalties and premiums relating thereto, but excluding contingent indemnification obligations not yet accrued and payable). Each Payoff Letter shall obligate the creditor or payee (or the agent or representative thereof) to prepare and file with the appropriate Governmental Authority such instructions as may be reasonably required to effect or evidence the release of all Liens applicable to the Subject Securities or any assets of the Company Group securing the applicable Payoff Indebtedness or shall include authorization for a Company Group Member or another party designated by such Company Group Member to prepare and file any such instruments.

(b)        If the Company Group will have any liability for Transaction Expenses at Closing, Seller shall deliver to Buyer, not later than three (3) Business Days prior to the Closing Date, an invoice from each Person to whom such Transaction Expenses are owed, which invoices shall specify: (i) the aggregate amount required to be paid to such Person to pay such obligations in full; and (ii) wire instructions to make such payment.

Section 6.9        Permits. Buyer shall provide all notices and otherwise take all actions required to transfer any Permits that are required to be transferred or for which any notice, consent or replacement is required due to a change of control, including those required under Environmental Laws, as a result of or in furtherance of the transactions contemplated by this Agreement. Seller shall use Reasonable Efforts to cooperate with Buyer to provide information necessary in connection with the actions described in the preceding sentence; provided that neither Seller nor the Company Group Members shall be obligated to incur any expenses or pay any monies related thereto unless and to the extent Buyer agrees in writing to reimburse Seller for such amounts.

Section 6.10        Access.

(a)        Subject to the Confidentiality Agreement and applicable Law relating to the sharing of information, Seller agrees to cause the Company Group to provide Buyer and its Representatives, from time to time prior to the earlier of the Closing and the termination of this Agreement in accordance with Article 12, reasonable access during normal business hours and on reasonable prior written notice to Seller for the purpose of consummating the transactions contemplated by this Agreement to (i) the Company Group’s properties, personnel and assets and (ii) such other information as Buyer may reasonably request with respect to the Company Group and its business, financial condition and operations.

(b)        Notwithstanding the foregoing in Section 6.10(a), (i) any such access will be conducted in such a manner as not to interfere with the operation of the Company Group, (ii) none of Buyer or any of its Representatives will contact or have any discussions with any of the officers, employees, landlords, customers, vendors or other business relations of the Company Group without the prior written consent of Seller, (iii) Buyer will be responsible for any damage to any real property used or occupied by the Company Group or any other assets or property of the Company Group caused by Buyer or any of its Representatives, (iv) neither Seller nor the Company Group will be required to disclose any information related to the sale of the Company Group or any activities in connection therewith, including the solicitation of proposals from third parties in connection with the sale of the Company Group or its or Seller’s Representatives’ evaluation thereof, including projections, financial or other information related thereto, (v) Buyer and its Representatives may not conduct any environmental sampling or testing of any environmental media (including soil, sediment, groundwater, surface water, drinking water, surface or subsurface strata, soil vapor, ambient or indoor air or any building material) in connection with the access contemplated by this Section 6.10, (vi) none of the Company Group, Seller or their respective Representatives will be required to provide financial and operating data to the extent not maintained or prepared in the ordinary course of business and (vii) neither Seller nor the Company Group will be required to confer, afford such access or furnish such copies or other information (A) to the extent that doing so would result in the breach of any confidentiality or similar agreement to which Seller or any Company Group Member is a party, (B) that is competitively sensitive or (C) the disclosure of which would reasonably be expected to result in the loss or impairment of attorney-client privilege; provided, that the Company Group will use Reasonable Efforts to allow for such access or disclosure in a manner that does not result in, in the case of the foregoing clause (A), a breach of such agreement or, in the case of the foregoing clause (C), a loss of attorney-client privilege.

(c)        Buyer understands that one or more of Seller and/or the Company Group Members have had discussions regarding the preparation and negotiation of this Agreement, the Disclosure Schedules, other Schedules and Exhibits hereto and the other documents contemplated herein and may have had discussions regarding other bids for the Company Group and/or its assets, and that: (i) Buyer and the Company Group shall not be entitled to use in connection with any disputes against Seller or any Company Group Member (before or after Closing), Seller’s or any Company Group Member’s internal drafts of this Agreement, copies of (or other information regarding) bids by other Third Parties to acquire any Company Group Member or its assets, or emails or other written information (including in electronic form) solely to the extent relating to any of the foregoing or to the process to sell the Company Group or its assets (whether or not related to this Agreement or other bids for any Company Group Member or its assets); and (ii) Buyer hereby agrees that, except as reasonably necessary to defend any Third Party claim after Closing, (1) it shall not have any rights to any such information and (2) it shall not request or subpoena Seller or any Company Group Member, or any of their respective Affiliates or Representatives to provide any such information.

Section 6.11        Officers and Directors.

(a)        For a period of six (6) years after the Closing Date, unless otherwise required by Law, Buyer and the Company Group Members shall not amend, repeal or modify any provision of the Company Group Members’ Organizational Documents relating to the exculpation or indemnification of any present and former director, manager, officer and employee of each Company Group Member and present and former members of any Company Group Member (in all of their capacities) (collectively, the “D&O Indemnified Parties”) in any manner that would adversely affect the rights of any D&O Indemnified Parties without the prior written consent of such adversely affected D&O Indemnified Parties.

(b)        Prior to the Closing Date, Seller shall cause the Company Group Members to obtain an irrevocable “tail” extended reporting periods under their current directors and officers liability insurance as of the Execution Date (with coverage terms and policy limits at least as favorable as the directors and officers liability insurance maintained by Company Group Members or their Affiliates as of the Execution Date) (the “D&O Tail Policy”), such that the Company Group Members will have the right to seek applicable recoveries under the D&O Tail Policy for claims arising out of acts or events existing or occurring on or prior to the Closing Date. For a period beginning on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, Buyer will not, and will cause the Company Group Members not to, cancel, amend, terminate, alter, modify or otherwise void such D&O Tail Policy in any respect adverse to the D&O Indemnified Parties. Seller shall bear the cost of the D&O Tail Policy.

(c)        The provisions of this Section 6.11 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Party. In the event that Buyer, any Company Group Member or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets or properties to any Person, then in each case, Buyer and the Company Group Members shall use their respective Reasonable Efforts to ensure proper provisions shall be made so that the successors and assigns of Buyer and the applicable Company Group Member(s), as the case may be, shall honor in full the obligations set forth in this Section 6.11.

Section 6.12        Records. At and after Closing, Seller may retain, at its sole cost and expense, copies of any and all records of any Company Group Member; provided that Seller and its Affiliates who have received Confidential Information will be required to maintain the confidentiality of such records pursuant to Section 6.1. At and after Closing, Buyer shall, and shall cause each Company Group Member to, preserve and keep a copy of all pre-Closing records of the Company Group Members in Buyer’s or the Company Group’s possession for a period of at least seven (7) years after the Closing Date; provided that, Buyer may destroy records from time to time and prior to the end of such period in accordance with its normal document retention policy as long as Buyer first provides Seller with ninety (90) days’ advance written notice and gives Seller reasonable opportunity to remove and retain all or any part of such records. From and after Closing, Buyer shall provide to Seller reasonable access to such pre-Closing records as remain in Buyer’s and/or the Company Group’s possession or control.

Section 6.13        Buyer Financing.

(a)        Buyer acknowledges and agrees that obtaining financing is not a condition to any of its obligations to consummate the transactions contemplated by this Agreement. Buyer will, and will cause its applicable Affiliates to, use reasonable best efforts to take, or cause to be taken, as promptly as possible, all actions necessary, proper or advisable to arrange, obtain and consummate the Debt Financing on the terms and conditions described in the Debt Commitment Letter (including the flex provisions in any fee letter) on or prior to the Closing Date, including maintaining in effect the Debt Commitment Letter on the terms and conditions contained therein (including, to the extent the same are exercised, the “market flex” provisions set forth in any fee letter) until the transactions contemplated by this Agreement are consummated and using reasonable best efforts to (i) satisfy, or cause to be satisfied, on a timely basis all conditions precedent in the Debt Commitment Letter that are to be satisfied by Buyer, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and conditions contemplated by the Debt Commitment Letter or on other terms that are in the aggregate not materially less favorable, taken as a whole, to Buyer, (iii) commence the marketing and/or syndication activities contemplated by the Debt Commitment Letter as promptly as practicable, (iv) cause its senior management as well as appropriate representatives of its affiliated private equity sponsor, if any, or of its other Affiliates, if applicable, to cooperate with the marketing and/or syndication efforts of the Debt Financing Sources for all of the Debt Financing and (v) consummate the Debt Financing at or prior to the Closing, including by causing the Lenders to fund the Debt Financing at the Closing. Any breach by Buyer of any Debt Document will be deemed to be a breach by Buyer of this Section 6.13.

(b)        Buyer will keep Seller informed on a reasonably current basis in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Seller copies of all documents related to the Debt Financing. Without limiting the generality of the foregoing, Buyer will give Seller prompt written notice (i) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, could reasonably be expected to result in breach or default) by Buyer, or to the Knowledge of Buyer, any party to the Debt Commitment Letter or other definitive agreements with respect thereto (such definitive agreements related to the Debt Financing, collectively, with the Debt Commitment Letter, the “Debt Documents”), (ii) if and when Buyer receives notice that any portion of the Debt Financing contemplated by the Debt Commitment Letter is not reasonably expected to be available for the Financing Purposes, (iii) of the receipt of any written notice or other written communication from any party to the Debt Commitment Letter with respect to any actual or potential breach, default, termination or repudiation by any party to any Debt Document, (iv) of any expiration or termination of any Debt Document and (v) of any change, circumstance or event which causes Buyer to believe in good faith that it will not be able to timely obtain all or any material portion of the Debt Financing in the amounts or from the sources contemplated by the Debt Commitment Letter.

(c)        Promptly after Seller delivers to Buyer a written request, Buyer will provide information reasonably requested by Seller relating to any circumstance referred to in Section 6.13(b), provided that the provision thereof will not breach or waive any attorney-client privilege or other confidentiality obligation. Buyer will not, without Seller’s prior written consent, permit, or consent to, any amendment, supplement or modification to be made to, or any termination, rescission or withdrawal of, or any waiver of any provision or remedy under or assignment of, any Debt Document other than any amendment, supplement or modification that would not (i) impair, delay or prevent the consummation of the transactions contemplated by this Agreement, (ii) reduce the aggregate amount of the Debt Financing below that is required to satisfy the Financing Purposes, (iii) impose new or additional conditions or otherwise expand, amend or modify any of the conditions to the receipt of the Debt Financing or (iv) otherwise reasonably be expected to adversely affect (other than in a de minimis manner) the ability of Buyer to timely consummate the transactions contemplated hereby; provided, that, for the avoidance of doubt, Buyer may amend, supplement, modify or waive any terms of the Debt Commitment Letter or the other Debt Documents without the consent of Seller to (1) correct typographical errors or (2) add lenders, lead arrangers, bookrunners, syndication agents or similar entities of similar credit quality (by assignment or otherwise) subject to the terms and restrictions set forth in the Debt Commitment Letter as in effect on the date of this Agreement. Buyer will keep Seller informed on a reasonably current basis and in reasonable detail of the efforts to obtain the Debt Financing. Buyer will promptly deliver copies of any such amendment, supplement, modification or waiver of the Debt Commitment Letter to Seller. Buyer will fully pay, or cause to be fully paid, all commitment or other fees arising pursuant to the Debt Commitment Letter and the other Debt Documents as and when they become due. For purposes of this Agreement, references to the “Debt Commitment Letter” include such documents as permitted or required by this Section 6.13 to be amended, supplemented, modified or waived, in each case from and after such amendment, supplement, modification or waiver.

(d)        Upon the occurrence of any event or circumstance that would reasonably be expected to make all or any portion of the Debt Financing unavailable on the terms and conditions in the Debt Commitment Letter (including, as necessary, any flex terms applicable thereto or any related fee letter) necessary to satisfy all of the Financing Purposes (any such event or circumstance, a “Financing Failure Event”), Buyer will notify Seller in writing thereof and use its reasonable best efforts to obtain, or cause to be obtained, alternative financing, including from alternative sources, in an amount sufficient to replace such necessary unavailable portion of the Debt Financing (“Alternative Financing”) as promptly as practicable following the occurrence of such Financing Failure Event, on (i) economic terms taken as a whole and (ii) other terms, in each case, that are not materially less favorable in the aggregate to Buyer than the terms of the Debt Commitment Letter (including any flex terms applicable thereto) (and in any event on terms and conditions that would not involve any conditions to funding the Debt Financing that are not contained in the Debt Commitment Letter) and the provisions of this Section 6.13 and the Debt Financing Sources Protection Provisions will be applicable to the Alternative Financing, and, for the purposes of Section 5.10, Section 5.13, this Section 6.13, Section 13.15 and the Debt Financing Sources Protection Provisions, all references to the “Debt Financing” will be deemed to include such Alternative Financing, all references to “Debt Documents” will include the applicable documents for the Alternative Financing and all references to the “Debt Financing Sources” will include the Persons providing or arranging the Alternative Financing. Promptly after execution of a commitment letter and related fee letters related to the Alternative Financing, Buyer will deliver true, accurate and complete copies thereof to Seller.

(e)        Notwithstanding anything herein to the contrary, Buyer acknowledges and agrees that the obtaining of the Debt Financing or any Alternative Financing is not a condition to Closing and reaffirms its obligation to consummate the transactions contemplated hereby irrespective and independently of the availability of the Debt Financing or any Alternative Financing.

(f)        There are no other agreements, understandings, arrangements or “side letters” (written or unwritten) relating to the Debt Commitment Letter or Debt Financing that could affect the availability, enforceability, amount of or conditionality of the Debt Financing, or delay the Closing.

Section 6.14        Financing Cooperation.

(a)        Until the earlier of the Closing and the termination of this Agreement in accordance with Section 12.1, Seller will, and will cause the Company Group to, use Reasonable Efforts to provide to Buyer, such cooperation as is reasonably requested by Buyer and that is customary in connection with financing comparable to the Debt Financing, including using Reasonable Efforts to:

(i)        provide reasonable assistance with, if applicable, preparing customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses and similar documents required in connection with the Debt Financing; provided, however, that any private placement memoranda or prospectuses in relation to high yield debt or equity securities need not be issued by the Company or any Company Group Member;

(ii)        furnish Buyer and the Lenders with financial, business and other material information regarding the Company Group as may be reasonably requested by Buyer and that is (A) customarily included in a financing comparable to the Debt Financing and (B) maintained or prepared by the Company Group or its Representatives in the ordinary course of business;

(iii)        furnish Buyer and the Lenders with all documentation and other information that any Lender has reasonably requested and that such Lender has determined is required by regulatory authorities in connection with the Debt Financing under applicable “know your customer” and anti-money laundering rules and regulations, including the PATRIOT Act;

(iv)        take actions reasonably necessary to permit the Lenders to evaluate the Company Group’s current assets, cash management and accounting systems and policies and procedures relating thereto for the purpose of establishing collateral arrangements required to be established as of the Closing under the Debt Commitment Letter; and

(v)        cause appropriate members of the Company Group’s management teams to, with reasonable advance notice delivered to Seller and the Company Group prior thereto, participate in a reasonable number of meetings, lender presentations, due diligence sessions, drafting sessions and calls (in each case, which participation may be virtual or by telephone conference) on such dates as are reasonably agreed by Seller and the Company Group.

(b)        Notwithstanding anything to the contrary in this Section 6.14, nothing herein requires (i) any cooperation to the extent it would unreasonably interfere with the business or operations of Seller, the Company Group or their respective Representatives, (ii) Seller to waive or amend any terms of this Agreement or any other Transaction Document, (iii) Seller or any Company Group Member to agree to pay any fees or reimburse any expenses prior to the Closing for which it has not received prior reimbursement by or on behalf of Buyer, and none of Seller, the Company Group nor any of their respective Representatives will have any liability in connection with the Debt Financing (including under any certificate, agreement, arrangement, document or instrument relating to the Debt Financing) that is not contingent upon the Closing or that would be effective prior to the Closing, (iv) Seller or any Company Group Member to provide in connection with the Debt Financing any information the disclosure of which is prohibited or restricted under any Law, any Contract or is legally privileged, (v) the governing body of any Company Group Member to adopt resolutions approving the agreements, documents or instruments pursuant to which the Debt Financing is obtained, (vi) Seller or any Company Group Member to take any corporate or other organizational actions prior to the Closing to permit the consummation of the Debt Financing, (vii) Seller or any Company Group Member to provide, and Buyer will be solely responsible for, the preparation of pro forma financial information, including pro forma cost savings, synergies, capitalization or other pro forma adjustments desired to be incorporated into any pro forma financial information and any solvency certificate or similar certification or representation, (viii) any Representative of Seller or any Company Group Member to execute, or be required to enter into, any document, agreement, certificate or instrument in connection with the Debt Financing except, with respect to the Company Group Members, as may be effective at or after the Closing or (ix) Seller or any Company Group Member to furnish information with respect to a month or fiscal period that has not yet ended or has ended less than forty-five (45) days prior to the date of such request.

(c)        With the exception of liabilities, obligations or losses to the extent suffered or incurred as a result of inaccurate information provided by Seller, the Company Group and their respective Representatives, Buyer will indemnify, defend and hold harmless Seller, the Company Group and their respective Representatives from and against any liability, obligation or loss to the extent suffered or incurred by them as a result of any cooperation provided under this Section 6.14, and any information provided by any of them in connection therewith, including any misuse of logos or marks of Seller or the Company Group. Buyer will promptly reimburse Seller, the Company Group and their respective Representatives for all costs incurred by them in connection with any cooperation provided under this Section 6.14 or otherwise in connection with the Debt Financing (including out-of-pocket auditors’ and attorneys’ reasonable fees and expenses). The Guaranty will guaranty the obligations of Buyer pursuant to Section 6.13, this Section 6.14 and Section 12.2(c).

(d)        Notwithstanding anything to the contrary in this Agreement, the condition set forth in Section 11.2(b), as it applies to Seller’s obligations under this Section 6.14, will be deemed satisfied unless Seller has knowingly and willfully materially breached its obligations under this Section 6.14 and such breach has been the primary cause of the Debt Financing not being obtained.

Section 6.15        Employees.

(a)        For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer agrees to maintain, or cause to be maintained, for each employee who remains an employee of a Company Group Member after the Closing Date (each, a “Continuing Employee”), (i) base compensation and annual cash bonus opportunities that are no less favorable than those in effect as of the Closing Date, and (ii) all other employee benefits (excluding equity-based compensation or benefits, defined benefits, retiree medical or nonqualified deferred compensation) that are no less favorable in the aggregate than the greater of (x) those provided by the applicable Company Group Member as of the Closing Date, and (y) those provided to employees of Buyer and its Affiliates of comparable position, experience and tenure.

(b)        Buyer or its Affiliates will give credit to each Continuing Employee for such employee’s years of service with a Company Group Member, to the same extent as such employee was entitled before the Closing to credit for such service under any applicable benefit plans, for purposes of eligibility, vesting and benefit accrual under each employee benefit plan or program of Buyer or any of its Affiliates in which such employee becomes eligible to participate on or after the Closing Date, in each case other than to the extent such service credit would result in duplication of benefits. With respect to each employee benefit plan or program of Buyer or any of its Affiliates in which an employee of a Company Group Member becomes eligible to participate on or after the Closing Date, Buyer or its Affiliates will waive any applicable waiting periods or pre-existing condition limitations to the extent already waived or satisfied by an employee under the corresponding Benefit Plan, and will give such employee credit under the new benefit plans and programs for deductibles, co-payments and out-of-pocket payments that have been paid during the year in which the Closing occurs.

(c)        Buyer shall provide, or shall cause to be provided, to each Continuing Employee whose employment is terminated by Buyer or a Company Group Member (other than for cause), during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, severance benefits that are no less favorable than the greater of (x) the severance benefits to which such Continuing Employee would have been entitled under any severance plan, policy or arrangement of a Company Group Member in effect immediately prior to the Closing, and (y) the severance benefits provided to similarly situated employees of Buyer and its Affiliates.

(d)        For the period commencing on the Closing Date and ending on the first anniversary of the Closing Date, Buyer shall not, and shall cause the Company Group Members and their Affiliates not to, effectuate (i) a “plant closing” or “mass layoff” (as those terms are defined in the WARN Act, or any similar state or local Law) affecting any site of employment or any operating unit within any site of employment of the Company Group, or (ii) such other action that would otherwise trigger notice requirements or liability under the WARN Act or any similar state or local Law, in each case, without complying with the WARN Act or any similar state or local Law and without any liability to Seller or its Affiliates.

(e)        Notwithstanding anything to the contrary herein, nothing in this Section 6.15, whether express or implied, shall (i) create any third party beneficiary rights or any other rights in any employee or former employee or any other service provider of any Company Group Member (including any beneficiary or dependent thereof), any other participant in any Benefit Plan or any other Person; (ii) create any rights to continued employment or service relationship with any Company Group Member, Buyer or any of their respective Affiliates or in any way limit the ability of a Company Group Member, Buyer or any of their respective Affiliates to terminate the employment or service relationship of any individual at any time and for any reason; (iii) prohibit or limit the ability of Buyer, a Company Group Member, or any of their respective Affiliates to amend, modify or terminate any benefit or compensation plan, program, policy, agreement, arrangement or contract at any time assumed, established, sponsored or maintained by any of them; or (iv) constitute or be deemed to establish, amend or modify any Benefit Plan or any other employee benefit plan, program, policy, agreement or arrangement.

Section 6.16        R&W Insurance.

(a)        Buyer shall obtain and conditionally bind the R&W Insurance Policy as of the date hereof and provide a copy thereof to Seller on or prior to the date hereof and shall use Reasonable Efforts to satisfy the conditions set forth in the R&W Binder Agreement to ensure that the R&W Insurance Policy is issued as soon as practicable following the Closing (and, in any event, prior to the expiration of the time periods to satisfy the conditions set forth in the R&W Binder Agreement). Buyer shall cause the R&W Insurance Policy to (i) name Buyer as the insured, (ii) insure Buyer from any breach, or any failure to be true, of the representations and warranties given by Seller to Buyer under this Agreement and (iii) expressly provide that (A) the insurer(s) issuing the R&W Insurance Policy shall waive or otherwise not pursue (directly or indirectly) any subrogation, contribution, indemnification or other rights against Seller or any of its Affiliates and/or any of their respective Representatives, except in the case (and solely in the case) of losses resulting from Fraud by Seller, (B) the Fraud of any Person(s) shall not be imputed to any other Person(s), (C) Seller, its Affiliates and their respective Representatives are express third party beneficiaries of the foregoing waiver of subrogation and (D) the R&W Insurance Policy shall not be amended, modified or otherwise changed in a manner inconsistent with this sentence or materially adverse to Seller, its Affiliates and their respective Representatives without the prior written consent of Seller.

(b)        From and after the date hereof, Buyer shall not (and shall cause its Affiliates not to) grant any right of subrogation, contribution or other right to the insurer(s) issuing the R&W Insurance Policy that the insurer(s) issuing the R&W Insurance Policy have waived and agreed not to pursue (directly or indirectly) Seller or any of its Affiliates and/or any of their respective Representatives pursuant to clause (iii) of Section 6.16(a). Buyer acknowledges that Buyer purchasing the R&W Insurance Policy (and maintaining the R&W Insurance Policy after the Execution Date) is a material inducement to Seller entering into the transactions contemplated by this Agreement, and Seller is relying on Buyer’s covenants and agreements set forth in this Section 6.16. The Parties agree that any failure by Buyer to obtain or maintain the R&W Insurance Policy in accordance with this Section 6.16 shall not in any manner increase any liability of Seller or any of its Affiliates and/or any of their respective Representatives under this Agreement, including if (x) the R&W Insurance Policy is disputed, invalidated or deemed ineffective, in whole or in part, or (y) the coverage provided under the R&W Insurance Policy is denied, disputed, exhausted or otherwise made unavailable to Buyer or its Affiliates, in whole or in part. Buyer shall timely pay, or cause to be paid, all costs and expenses related to the R&W Insurance Policy, including the premium and the underwriting costs, brokerage commission, Taxes, and other fees and expenses of such policy, as such costs and expenses are due. Notwithstanding the foregoing, for the avoidance of doubt, the Parties acknowledge and agree that the obtaining of the R&W Insurance Policy is not a condition to the Closing, and Buyer shall remain obligated, subject only to the satisfaction or waiver of the conditions set forth in Section 11.2, to consummate the transactions contemplated by this Agreement. Notwithstanding anything to the contrary in this Agreement, following the Closing, except in the case of Liabilities resulting from Fraud, the R&W Insurance Policy shall be the sole and exclusive source of recourse for Buyer and its Affiliates for breaches of the representations and warranties as set forth in Article 3 and Article 4.

Section 6.17        Amendment of Disclosure Schedules. Buyer agrees that, with respect to the representations and warranties of Seller contained in this Agreement, Seller shall have the continuing right until the Closing to add, supplement or amend the Disclosure Schedules to its representations and warranties with respect to any matter first arising or discovered after the Execution Date that, if existing (or known) at the Execution Date or thereafter, would have been required to be set forth or described in such Disclosure Schedules. For purposes of determining whether the conditions set forth in Article 11 have been fulfilled, the Disclosure Schedules to Seller’s representations and warranties contained in this Agreement shall be deemed to include only that information contained therein on the Execution Date and shall be deemed to exclude all information contained in any addition, supplement or amendment thereto; provided, however, if the Closing shall occur, then all matters disclosed pursuant to any such addition, supplement or amendment at or prior to the Closing shall be waived, and Buyer shall not be entitled to make a claim with respect thereto pursuant to the terms of this Agreement or otherwise.

Section 6.18        No Solicitation.

(a)        From the date hereof until the earlier of the Closing and the valid termination of this Agreement, Seller or the Company Group shall not, and shall cause its Affiliate and its and their respective Representatives not to, directly or indirectly: (i) solicit, initiate, propose or knowingly encourage or facilitate any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal; (ii) furnish any non-public information to, or enter into, continue or otherwise participate in any discussions or negotiations with, any Person in connection with any Acquisition Proposal; or (iii) approve, endorse, recommend or enter into any letter of intent, term sheet, agreement in principle, merger agreement or other contract relating to an Acquisition Proposal.

(b)        Seller or the Company Group shall, and shall cause its Affiliate and Representatives to, immediately cease all existing discussions or negotiations with any Person conducted prior to the date hereof with respect to any Acquisition Proposal.

Section 6.19        Section 280G of the Code. Prior to the Closing Date, the Company Group shall (a) submit to the equity holders of the Company Group a vote pursuant to the exemption contained in Section 280G(b)(5)(A)(ii) of the Code and the applicable regulations promulgated thereunder (the “280G Vote”), the right of each Person who is a “disqualified individual” (as defined in Section 280G of the Code and the regulations thereunder) and who has executed a Waiver Agreement (as defined below) to receive or retain any and all payments or other benefits contingent on the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to the extent necessary so that, upon receipt of applicable approvals, no payment or benefit received by or provided to such disqualified individual is reasonably likely to be a “parachute payment” under Section 280G(b) of the Code; and (b) use commercially reasonable efforts to obtain, prior to the solicitation of any 280G Vote, from each disqualified individual, a waiver agreement (a “Waiver Agreement”) pursuant to which each such disqualified individual will waive any of his or her payments in respect of the transactions contemplated by this Agreement that are not reasonably likely to be deductible pursuant to Section 280G of the Code, if the 280G Vote fails the approval requirements set out in Section 280G(b)(5) of the Code. In connection with the foregoing, Buyer will provide the Company Group with all data and documents reasonably necessary to allow the Company Group to determine whether any payments made or to be made, or benefits granted or to be granted, pursuant to any agreement, arrangement or contract entered into, modified or negotiated by Buyer or any of its Affiliates with any disqualified individual at or prior to the Closing Date would constitute “parachute payments” for purposes of Section 280G of the Code, in each case at least ten (10) days prior to the anticipated Closing Date.

ARTICLE 7
Tax Matters

Section 7.1        Tax Returns.

(a)        Buyer will prepare, or cause to be prepared, and timely file, or cause to be timely filed, any Tax Return of the Company Group for any Pre-Closing Tax Period that are due (taking into account applicable extensions) after the Closing Date. At all times until the determination of the Final Adjusted Purchase Price, all such Tax Returns related to any Pre-Closing Tax Period will be prepared in a manner consistent with the past practices of the Company Group, unless otherwise required by applicable Law, and, at least fifteen (15) days prior to the due date of any such Tax Return, Buyer will provide to Seller for review and comment a draft of such Tax Return and will incorporate any reasonable comments provided by Seller at least five (5) days prior to the due date of such Tax Return.

(b)        Notwithstanding anything herein to the contrary, the Parties hereto acknowledge and agree that all deductions of any Company Group Member attributable to the transactions contemplated by this Agreement (including any deductions attributable to payments of Transaction Expenses) will be treated as properly allocable to the Pre-Closing Tax Period to the maximum extent permitted by applicable Law.

Section 7.2        Transfer Taxes. All value added, excise, goods and services, sales, use, transfer, documentary, stamp, recordation, fees and other similar Taxes, and any costs or expenses in connection with preparing and filing any related Tax Returns (“Transfer Taxes”) shall be borne by Buyer. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared and filed when due by the Party primarily or customarily responsible under the Law for filing such Tax Returns, and such Party will use its Reasonable Efforts to provide such Tax Returns to the other Party at least ten (10) days prior to the due date for such Tax Returns. Not later than five (5) days after receiving a copy of such Tax Return to be filed by Seller, Buyer shall pay to Seller the Transfer Taxes shown as due on such Tax Return.

Section 7.3        Straddle Periods. For purposes of this Agreement, in the case of any Tax period that begins on or before, and ends after, the Closing Date (a “Straddle Period”), the portion of any such Tax that is allocable to the portion of the Straddle Period ending on the Closing Date shall be: (i) in the case of Taxes that are either based upon or related to income, profits, revenue or receipts or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), in each case, deemed equal to the amount that would be payable if the tax year of the applicable Company Group Member ended with (and included) the Closing Date; and (ii) in the case of Taxes imposed on a periodic basis (e.g., ad valorem and property Taxes), deemed to be the amount of such Taxes for the entire Straddle Period, multiplied by a fraction, the numerator of which is the number of calendar days in the period ending on and including the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period.

Section 7.4        Tax Cooperation. Each of Buyer and Seller shall, and shall cause their respective Affiliates to, cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns with respect to the Company Group and any audit, litigation or other proceeding with respect to Taxes and Tax matters to which this Agreement applies. Such cooperation shall include the retention and (upon the reasonable request of the other Party) the provision of records and information that are reasonably relevant to any such Tax Returns or audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer and Seller shall, and shall cause their respective Affiliates to, retain all books and records with respect to Tax matters with respect to the Company Group for any Tax period beginning on or before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Buyer or Seller, any extensions thereof) of the respective Tax periods, and to abide by all record retention agreements entered into with any Tax Authority. Buyer and Seller further agree, upon request, to use, and to cause their respective Affiliates to use, their respective Reasonable Efforts to obtain any certificate or other document from any Tax Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to any of the transactions contemplated by this Agreement). Any information obtained under this Section 7.4 or under any other section of this Agreement providing for the sharing of information or review of any Tax Return will be kept confidential by the Parties; provided that such information may be provided to a Party’s Affiliates, professional advisors, applicable Tax Authorities or as may be required by Law.

Section 7.5        Post-Closing Tax Actions. Buyer shall not, and shall not permit any Company Group Member to, in each case with respect to any Company Group Member for any Pre-Closing Tax Period, (a) amend, refile, rescind, revoke or otherwise modify any Tax Return or Tax election, or otherwise make any retroactive Tax election, (b) initiate any voluntary contact with any Tax Authority, (c) except as set forth in Section 7.1, file any Tax Return, (d) make any election under Section 338 of the Code (or any similar or analogous provision of state, local or foreign Law), (e) waive or extend any statute of limitations period for the assessment or collection of Taxes or (f) settle or compromise any Tax audit or other proceeding, in each case without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed; provided, that this Section 7.5 shall only apply to the extent such action could increase Taxes for which Seller (or its direct or indirect equityholders) would be liable (including because the Final Adjusted Purchase Price has not been finally determined), or could decrease the amount of any Tax refund or credits to which Seller is entitled under this Agreement.

Section 7.6        Refunds. Buyer will pay to Seller an amount equal to any Tax refunds or credits of Tax liability (other than refunds or credits taken into account as reductions to Indebtedness, including such refunds or credits included in Current Assets), including interest paid therewith, in respect of Taxes paid or otherwise borne by any Company Group Member, or any equityholder of any of the foregoing, with respect to any Pre-Closing Tax Period, including Tax refunds and credits of Tax liability arising from overpayments of estimated Taxes. Buyer shall use Reasonable Efforts to pursue and obtain any such refunds or credits. To the extent a Tax that is included in Indebtedness or Closing Working Capital exceeds the amount of such Tax actually paid to the Tax Authority, the excess will be treated as a refund of Taxes giving rise to a payment under this Section 7.6.

Section 7.7        Tax Contests. If any Governmental Authority issues to the Company (i) a written notice of its intent to conduct an audit or other Tax Proceeding with respect to the Company for any Pre-Closing Tax Period or (ii) a written notice of deficiency for Taxes for any Pre-Closing Tax Period, Buyer shall notify Seller of its receipt of such communication from the Governmental Authority within fifteen (15) days of receipt. Buyer’s failure to provide such notification within the requisite period shall not reduce or otherwise affect the obligations or liabilities of Seller or any equityholder of the Company pursuant to this Agreement except to the extent such failure results in any material adverse effect to one or more of Seller and its Affiliates. Buyer shall control any audit or other Tax Proceeding with respect to the Company after the Closing; provided, however, that (A) Seller, at its sole cost and expense, shall have the right to participate in any such Tax Proceeding to the extent it relates to a Pre-Closing Tax Period; and (B) Buyer shall not allow the Company to settle or otherwise resolve any Tax Proceeding if such settlement or other resolution relates to Taxes for a Pre-Closing Tax Period without first obtaining written consent of Seller (which will not be unreasonably withheld, delayed or conditioned).

Section 7.8        Conflict. In the event of a conflict between the provisions of this Article 7 and any other provision of this Agreement, the provisions of this Article 7 shall control.

ARTICLE 8
Closing

Section 8.1        Closing. The consummation of the purchase and sale of the Subject Securities contemplated by this Agreement (“Closing”) shall take place by exchange of electronic signatures and deliverables on: (a) October 30, 2026 (the “Target Closing Date”) or (b) if all conditions set forth in Article 11 (other than those conditions which by their nature must be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing) are not satisfied on the Target Closing Date, then the third (3rd) Business Day following the satisfaction or waiver of all conditions set forth in Article 11 (other than those conditions which by their nature must be satisfied on the Closing Date, but subject to the satisfaction or waiver of such conditions at the Closing), or (c) such other date as Buyer and Seller may agree in writing. The date on which Closing occurs is referred to herein as the “Closing Date”. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

Section 8.2        Deliveries by Seller. At Closing, Seller shall deliver, or cause to be delivered, to Buyer:

(a)        a counterpart to the Assignment, duly executed by Seller;

(b)        an IRS Form W-9 of Seller;

(c)        the certificate described in Section 11.2(c);

(d)        a counterpart to the Escrow Agreement, duly executed by Seller and the Escrow Agent;

(e)        [RESERVED]; and

(f)        any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Seller to Buyer at the Closing.

Section 8.3        Deliveries by Buyer. At Closing, Buyer shall deliver, or cause to be delivered, the following:

(a)        the Estimated Adjusted Purchase Price, less the Adjustment Escrow Amount, by wire transfer in immediately available funds to such accounts of Seller and in such proportions as designated by Seller to Buyer at least one (1) Business Day prior to the Closing;

(b)        an aggregate amount equal to the Payoff Amount to the applicable payees set forth in the Payoff Letters as specified in the Payoff Letters;

(c)        to each Person to whom Transaction Expenses are owed and from whom an invoice has been received by Buyer at least three (3) days prior to the Closing Date, the amount of Transaction Expenses owed to such Person as specified in the applicable invoice;

(d)        the Adjustment Escrow Amount to the Escrow Agent for deposit into the accounts specified in the Escrow Agreement to be held in the Adjustment Escrow Account pursuant to the terms of this Agreement and the Escrow Agreement;

(e)        a counterpart to the Assignment, duly executed by Buyer to Seller;

(f)        the certificate described in Section 11.1(c) to Seller;

(g)        a counterpart to the Escrow Agreement, duly executed by Buyer to Seller; and

(h)        any other agreements, instruments and documents which are required by other terms of this Agreement to be executed and/or delivered by Buyer to Seller at the Closing.

ARTICLE 9
Limitations

Section 9.1        General Disclaimers.

(a)        EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR ARTICLE 4, OR THE CERTIFICATES TO BE DELIVERED BY SELLER AT THE CLOSING, SELLER EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, IN THIS OR ANY OTHER INSTRUMENT, AGREEMENT OR CONTRACT DELIVERED HEREUNDER OR IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREUNDER OR THEREUNDER, INCLUDING ANY REPRESENTATION OR WARRANTY, ORAL OR WRITTEN, AS TO (A) THE MAINTENANCE, REPAIR, CONDITION, QUALITY, SUITABILITY, DESIGN OR MARKETABILITY OF THE ASSETS OF THE COMPANY, (B) SELLER’S (OR ITS REPRESENTATIVES’, DIRECT OR INDIRECT OWNERS’ OR AFFILIATES’ (INCLUDING, FOR THIS PURPOSE, THE COMPANY GROUP MEMBERS)) METHODOLOGIES OR TAX POSITIONS FOR THE CALCULATION AND REPORTING OF TAXES THAT WERE UTILIZED FOR ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING ON OR PRIOR TO THE CLOSING DATE FOR PURPOSES OF CALCULATING AND REPORTING TAXES ATTRIBUTABLE TO ANY TAX PERIOD (OR PORTION THEREOF) BEGINNING AFTER THE CLOSING DATE, IT BEING UNDERSTOOD THAT BUYER MUST MAKE ITS OWN DETERMINATIONS AS TO THE PROPER METHODOLOGIES AND TAX POSITIONS THAT CAN OR SHOULD BE USED FOR ANY SUCH LATER TAX PERIOD, (C) the probable success or future profitability of the COMPANY GROUP or their respective businesses or the ability of ANY COMPANY GROUP MEMBER or its business to meet any published or internally prepared projections (financial or otherwise), budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics OR (D) ANY OTHER RECORD, FILES OR MATERIALS OR INFORMATION (INCLUDING AS TO THE ACCURACY, COMPLETENESS OR CONTENTS OF THE RECORDS OF ANY COMPANY GROUP MEMBER) THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO BUYER OR ITS AFFILIATES, OR ITS OR THEIR REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO; AND EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR ARTICLE 4, OR THE CERTIFICATES TO BE DELIVERED BY SELLER AT THE CLOSING, SELLER FURTHER DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OR ANY EQUIPMENT, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY THE PARTIES HERETO THAT EXCEPT AS AND TO THE EXTENT EXPRESSLY REPRESENTED OTHERWISE IN ARTICLE 3 OR ARTICLE 4, OR THE CERTIFICATES TO BE DELIVERED BY SELLER AT THE CLOSING, THE SUBJECT SECURITIES, AND THE ASSETS, BUSINESS AND OPERATIONS OF THE COMPANY GROUP MEMBERS, ARE BEING TRANSFERRED “AS IS, WHERE IS,” WITH ALL FAULTS AND DEFECTS, AND THAT, AS OF THE EXECUTION DATE, BUYER HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS BUYER DEEMS APPROPRIATE.

(b)        Buyer acknowledges that, except for the representations and warranties contained in Article 3 and Article 4, NEITHER Seller nor any Company Group Member nor any of their respective directors, managers, officers, employees, Affiliates, controlling persons, agents, advisors or representatives makes or shall be deemed to have made any representation or warranty, either express or implied, in connection with the transactions contemplated hereby, including as to the accuracy and/or completeness of any information (including, without limitation, any estimates, projections, forecasts or other forward-looking information) provided or otherwise made available to Buyer or any of its directors, managers, officers, employees, Affiliates, controlling Persons, agents, advisors or representatives (including, without limitation, in any virtual data room management presentations, information or offering memorandum, supplemental information or other materials or information with respect to any of the above), that the sole representations or warranties being made by Seller or any Company Group Member or any other Person ON BEHALF OF SELLER with respect to the transactions contemplated hereby are set forth in Article 3 and Article 4, and Buyer acknowledges, agrees and represents and warrants to Seller that Buyer is not relying, and disclaims any such reliance, on (A) any statements, information or data other than the representations or warranties in Article 3 and Article 4 or (b) the absence of any disclosure of any fact or occurrence not required to be disclosed pursuant to the representations and warranties in article 3 and article 4 in its determination to enter into and consummate the transactions contemplated hereby. With respect to any estimate, projection or forecast delivered by or on behalf of Seller or any Company Group Member, Buyer acknowledges that: (i) there are uncertainties inherent in attempting to make such estimates, projections and forecasts; (ii) Buyer is aware that actual results may differ materially; and (iii) Buyer shall have no claim against Seller with respect to any such estimate, projection or forecast.

Section 9.2        Conspicuousness. SELLER AND BUYER AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE DISCLAIMERS OF CERTAIN REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 9 AND THE REST OF THIS AGREEMENT ARE “CONSPICUOUS” DISCLAIMERS FOR THE PURPOSE OF ANY APPLICABLE LAW.

ARTICLE 10
Survival; Releases

Section 10.1        Survival. None of the representations, warranties, covenants or agreements of Seller set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing, other than each covenant and agreement set forth in this Agreement that by its terms is to be performed at or following the Closing, which shall survive the Closing until fully performed. The representations, warranties, covenants or agreements of Buyer set forth in this Agreement (or in any certificate delivered pursuant hereto) shall survive the Closing until expiration of the applicable statute of limitations, except that (a) each covenant and agreement set forth in this Agreement that by its terms is to be performed at or following the Closing shall survive the Closing until fully performed and (b) each covenant and agreement set forth in this Agreement that by its terms is to be performed prior to the Closing shall expire upon the Closing, subject to payment of all amounts due to Seller at the Closing. No Party nor any of their respective Affiliates shall have any liability with respect to any representation, warranty, covenant or agreement from and after the time that such representation, warranty, covenant or agreement ceases to survive hereunder; provided, that this Section 10.1 shall not limit (i) the survival periods contained in the R&W Insurance Policy, (ii) any claim made or available under the R&W Insurance Policy or (iii) any claim of Fraud.

Section 10.2        Exclusive Remedy. BUYER ACKNOWLEDGES AND AGREES THAT FROM AND AFTER THE CLOSING, (A) THE RIGHT TO SEEK RECOVERY FROM THE R&W INSURANCE POLICY WITH RESPECT TO ANY CLAIMS FOR ANY INACCURACY OR BREACH OF ANY REPRESENTATION OR WARRANTY OF SELLER (WHETHER OR NOT SUCH CLAIMS ARE COVERED BY OR PAYABLE UNDER THE R&W INSURANCE POLICY AND WHETHER OR NOT THE R&W INSURANCE POLICY IS IN FORCE OR EFFECT), (B) CLAIMS WITH RESPECT TO FRAUD AND (C) THE RIGHT TO SEEK SPECIFIC PERFORMANCE FOR THE BREACH OR FAILURE OF A PARTY TO PERFORM ANY COVENANTS REQUIRED TO BE PERFORMED AFTER CLOSING, ARE THE SOLE AND EXCLUSIVE REMEDY OF BUYER FOR THE BREACH OF ANY REPRESENTATION OR WARRANTY OR NONFULFILLMENT OF ANY COVENANT OR AGREEMENT ON THE PART OF SELLER UNDER THIS AGREEMENT (OR CONFIRMED IN ANY CERTIFICATE DELIVERED PURSUANT HERETO) OR OTHERWISE ARISING UNDER, OUT OF, RELATED TO OR IN CONNECTION WITH THIS AGREEMENT, AND BUYER DOES HEREBY RELEASE, ACQUIT, AND FOREVER DISCHARGE SELLER AND ITS AFFILIATES AND ITS AND THEIR REPRESENTATIVES FROM ANY OTHER REMEDIES OR CLAIMS THAT BUYER MIGHT OTHERWISE ASSERT, AND BUYER AGREES NOT TO BRING ANY ACTION TO ASSERT A CLAIM RELEASED AND DISCHARGED PURSUANT TO THIS SECTION 10.2.

Section 10.3        Limitation on Damages. NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, NEITHER PARTY SHALL BE ENTITLED TO (A) SPECIAL OR INDIRECT DAMAGES OR (B) PUNITIVE OR EXEMPLARY DAMAGES, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AND EACH PARTY, FOR ITSELF AND ON BEHALF OF ITS AFFILIATES, HEREBY EXPRESSLY WAIVES ANY RIGHT TO (X) SPECIAL OR INDIRECT DAMAGES, (Y) PUNITIVE OR EXEMPLARY DAMAGES AND (Z) ANY DAMAGES OR CLAIMS CALCULATED, BASED ON OR OTHERWISE DERIVED FROM A MULTIPLE OF ANY FINANCIAL METRIC, IN EACH CASE, IN CONNECTION WITH THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.4        Conspicuous. THE PARTIES AGREE THAT, TO THE EXTENT REQUIRED BY APPLICABLE LAW TO BE EFFECTIVE OR ENFORCEABLE, THE PROVISIONS IN THIS AGREEMENT IN BOLD-TYPE AND/OR ALL CAPS FONT ARE INTENDED TO BE “CONSPICUOUS” FOR THE PURPOSE OF ANY APPLICABLE LAW.

Section 10.5        Mutual Release.

(a)        Effective as of the Closing, Buyer, on behalf of itself and its Affiliates (including the Company Group) and their respective successors and assigns (the “Buyer Releasing Parties”), hereby irrevocably and unconditionally, fully and forever, releases, acquits and discharges and agrees to hold harmless Seller and its Affiliates and (solely in their capacity as such) each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (the “Seller Released Parties”) of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, Contracts and covenants (whether express or implied), and claims and demands whatsoever whether in Law or in equity (“Claims”) that the Buyer Releasing Parties may have against the Seller Released Parties, now or in the future, in each case, arising out of, resulting from or relating to (i) actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, and (ii) in such Person’s capacity as an equityholder, member, manager, officer or similar capacity of any Company Group Member, in each case, other than with respect to (x) claims arising from or permitted pursuant to rights or obligations arising under this Agreement or the other Transaction Documents and (y) Fraud. Buyer represents that it has not assigned or transferred (and covenants that prior to Closing it will not assign or transfer) any Claim of the type released pursuant to this Section 10.5(a), and irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing or instituting (or causing to be commenced or instituted) any action of any kind, against any Seller Released Party based on any matter released pursuant to this Section 10.5(a).

(b)        Effective as of the Closing, Seller, on behalf of itself and its Affiliates (other than the Company Group) and each of their respective successors and assigns (the “Seller Releasing Parties”), hereby irrevocably and unconditionally, fully and forever, releases, acquits and discharges and agrees to hold harmless each Company Group Member and (solely in their capacity as such) each of their respective current and former officers, directors, employees, partners, managers, members, advisors, successors and assigns (the “Company Released Parties”) of and from any and all Claims which the Seller Releasing Parties may have against the Company Released Parties (including against Buyer by or through attempted piercing of the corporate or limited liability veil or similar legal theory), now or in the future, in each case, arising out of, resulting from or relating to actions, omissions, facts or circumstances occurring, arising or existing at or prior to the Closing, other than with respect to (x) claims arising from or permitted pursuant to rights or obligations arising under this Agreement or the other Transaction Documents and (y) with respect to any Company Released Party who is an individual, actual fraud. Seller represents that it has not assigned or transferred (and covenants that prior to Closing it will not assign or transfer) any Claim of the type released pursuant to this Section 10.5(b), and irrevocably covenants to refrain from, directly or indirectly, asserting any Claim, or commencing or instituting (or causing to be commenced or instituted) any action of any kind, against any Company Released Party based on any matter released pursuant to this Section 10.5(b).

(c)        The foregoing notwithstanding, the release and discharge provided for herein shall not (i) release the Seller Released Parties or the Company Released Parties of their respective obligations or liabilities, if any, pursuant to this Agreement or the other Transaction Documents, (ii) release the members of the Company Group of any indemnification and/or exculpation obligations of such Person to Seller as a manager or officer of such Person, in Seller’s capacity as such, pursuant to such Company Group Member’s Organizational Documents or applicable Law, or (iii) be deemed to constitute a waiver of the availability of insurance to cover claims.

(d)        The provisions of this Section 10.5 are intended to be for the benefit of, and enforceable by the Seller Released Parties or the Company Released Parties referenced in this Section 10.5, and each such Person shall be a third party beneficiary of this Section 10.5.

ARTICLE 11
Conditions to Closing

Section 11.1        Conditions Precedent to Seller’s Closing Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Seller) on or prior to Closing of each of the following conditions precedent:

(a)        Representations. Each of (i) the Fundamental Representations of Buyer contained in Article 5 shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as if made on and as of such date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it shall be true and correct (except for de minimis inaccuracies) as of such specific date; and (ii) the representations and warranties of Buyer contained in Article 5 of this Agreement other than the Fundamental Representations of Buyer (and disregarding all materiality qualifications contained therein) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it shall be true and correct as of such specific date), except where all such breaches taken collectively would not have, or would not reasonably be expected to materially impair the ability of Buyer to consummate the transactions contemplated by this Agreement or to perform its obligations hereunder;

(b)        Performance. Buyer shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by Buyer at or before the Closing;

(c)        Buyer Certificate. Buyer shall have delivered a certificate dated the Closing Date and signed by an authorized officer of Buyer confirming that the conditions precedent set forth in Section 11.1(a) and Section 11.1(b) have been satisfied in all respects;

(d)        HSR Act. Any waiting period (and any extension thereof) applicable to the Closing under the HSR Act shall have been terminated or shall have expired, and there shall be no agreement in effect with any Governmental Authority that would prevent the Closing;

(e)        No Order or Law. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Closing shall be in effect; and

(f)        Deliveries. Buyer shall have delivered to Seller duly executed counterparts of the documents and certificates to be delivered by Buyer under Section 8.3.

Section 11.2        Conditions Precedent to Buyer’s Closing Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction (or waiver by Buyer) on or prior to Closing of each of the following conditions precedent:

(a)        Representations. Each of (i) the Fundamental Representations of Seller contained in Article 3 and Article 4 shall be true and correct (except for de minimis inaccuracies) as of the Closing Date as if made on and as of such date, except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it shall be true and correct (except for de minimis inaccuracies) as of such specific date; and (ii) the representations and warranties of Seller contained in Article 3 and Article 4 of this Agreement other than the Fundamental Representations of Seller (and disregarding all materiality qualifications contained therein) shall be true and correct as of the Closing Date as if made on and as of such date (except to the extent any such representation or warranty expressly speaks as of a specific date, in which case it shall be true and correct as of such specific date), except where all such breaches taken collectively would not have, or would not reasonably be expected to have, a Material Adverse Effect;

(b)        Performance. Seller shall have performed and complied in all material respects with all of the covenants and agreements required to be performed or complied with by Seller at or before the Closing;

(c)        Seller Certificate. Seller shall have delivered a certificate dated the Closing Date and signed by an authorized officer of Seller confirming that the conditions precedent set forth in Section 11.2(a) and Section 11.2(b) have been satisfied in all respects;

(d)        HSR Act. Any waiting period (and any extension thereof) applicable to the Closing under the HSR Act shall have been terminated or shall have expired, and there shall be no agreement in effect with any Governmental Authority that would prevent the Closing;

(e)        No Order or Law. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Authority and no Law that restrains, enjoins, prohibits or otherwise makes illegal the consummation of the Closing shall be in effect; and

(f)        Deliveries. Seller shall have delivered to Buyer duly executed counterparts of the documents and certificates to be delivered by Seller under Section 8.2.

ARTICLE 12
Termination

Section 12.1        Right to Terminate. Subject to Section 12.2, this Agreement may be terminated at any time prior to the consummation of the Closing upon the occurrence of any one or more of the following:

(a)        by mutual written consent of Seller and Buyer;

(b)        by Seller or Buyer by written notice to the other if the Closing shall not have occurred on or before November 30, 2026, (the “Outside Date”); provided, that if, as of November 30, 2026, all of the conditions set forth in Article 11 (other than (x) the conditions set forth in Section 11.1(d) and Section 11.2(d) and (y) those conditions that by their nature are to be satisfied at the Closing, but which are then capable of being satisfied if the Closing were to occur on such date) have been satisfied or waived, then the Outside Date shall automatically be extended to January 4, 2027 (i.e., thirty-five (35) additional days after November 30, 2026); provided further, however, that no Party shall be entitled to terminate this Agreement under this Section 12.1(b) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of the failure of a condition set forth in Section 11.1 or Section 11.2, as applicable, that has not been waived, or if the Closing has not otherwise occurred as a result of the breach or failure of such Party, if and when required, to consummate the transactions contemplated hereunder at the Closing;

(c)        by either Buyer or Seller, by written notice to the other, if a Governmental Authority shall have issued, entered, promulgated or enacted any Order or other Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits or makes unlawful the consummation of the transactions contemplated hereby; provided, however, that no Party shall be entitled to terminate this Agreement under this Section 12.1(c) if such Party is then in material breach of any of its representations, warranties or covenants contained in this Agreement, which material breach is, individually or in the aggregate, the primary cause of such final and non-appealable Order, other Law or other action;

(d)        by Seller by written notice to Buyer (so long as Seller is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Buyer’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 11.1(a) or Section 11.1(b), which breach has not been cured or cannot be cured prior to the earlier to occur of (i) fifteen (15) days following the delivery to Buyer by Seller of a written notice of such breach and (ii) the Outside Date; and

(e)        by Buyer by written notice to Seller (so long as Buyer is not then in material breach of any of its representations, warranties, covenants or agreements contained in this Agreement), if there has been a breach of any of Seller’s representations, warranties, covenants or agreements contained in this Agreement that would result in the failure of a condition set forth in Section 11.2(a) or Section 11.2(b), which breach has not been cured or cannot be cured prior to the earlier to occur of (i) fifteen (15) days following the delivery to Seller by Buyer of a written notice of such breach and (ii) the Outside Date.

For clarity, if (x) the non-terminating Party’s conditions to Closing have been satisfied or waived in full (other than those conditions that by their nature are to be satisfied at Closing), (y) the terminating Party is not in material breach of the terms of this Agreement and (z) all of the terminating Party’s conditions to Closing have been satisfied or waived (other than those conditions that by their nature are to be satisfied at Closing but such conditions are then capable of being satisfied should the Closing occur), then the refusal or willful or negligent delay by the non-terminating Party to timely effect the Closing shall constitute a material breach of this Agreement giving rise to the termination right set forth in Section 12.1(d) and Section 12.1(e), as applicable.

Section 12.2        Effect of Termination.

(a)        If this Agreement is terminated pursuant to Section 12.1, this Agreement shall become void and all further obligations of the Parties under this Agreement shall terminate; provided that (i) the following provisions shall survive the termination: this Section 12.2, Article 13 and such defined terms in Section 1.1 as may be required to give meaning to such sections shall survive termination of this Agreement and (ii) no termination of this Agreement will relieve a Party or the Guarantor from liability for a breach of this Agreement occurring prior to such termination. Nothing in this Section 12.2 shall be deemed to limit a Party’s right to seek specific performance of this Agreement as provided in Section 13.15 prior to such termination. If a Party elects the remedy of specific performance contemplated by Section 13.15 to enforce the other Party’s (Parties’) obligation to effect the Closing, but such remedy is not awarded by courts of competent jurisdiction, such Party shall be entitled to terminate this Agreement as provided in Section 12.1 and seek damages or such other remedies as are available at law or in equity.

(b)        Upon the valid termination of this Agreement in accordance with the express terms of this Article 12, Seller and the Company Group shall be free immediately to enjoy all rights of ownership of the Company Group and its assets and to sell, transfer, encumber or otherwise dispose of the equity of the Company Group or its assets to any Person without any restriction under this Agreement. Following termination of this Agreement in accordance with this Article 12, Buyer shall promptly (but in any event no more than ten (10) Business Days after the termination of this Agreement) return or destroy all agreements, Contracts, instruments, books, records, materials and other information regarding Seller or its Affiliates (including the Company Group and their assets) provided to Buyer or any of its Affiliates or any of their respective Representatives in connection with the transactions contemplated by this Agreement.

ARTICLE 13
Miscellaneous

Section 13.1        Notices. All notices and other communications that are required or may be given pursuant to this Agreement must be given in writing, in English, and shall be deemed to have been given (a) when delivered personally, by courier, to the addressee, (b) when received by the addressee if sent by registered or certified mail, postage prepaid, or (c) on the date sent by email (absent an automated reply by email indicating that such email was not received) if sent during normal business hours in the time zone of the recipient or on the next Business Day if sent after normal business hours of the recipient. Such notices and other communications must be sent to the following addresses or email addresses:

(a)        If to Seller, to:

Mantis Innovation, LLC

10375 Richmond Ave. Suite 700

Houston, Texas 77042

Attention:

E-mail:

with a copy (which shall not constitute notice hereunder) to:

Jones Day

2727 N. Harwood Street

Suite 600

Dallas, Texas 75201

Attention: Rodney Moore; Sam Peca

Email:        rmoore@jonesday.com; speca@jonesday.com

(b)        If to Buyer or the Guarantor, to:

Willdan Energy Solutions, Inc.

2401 E. Katella Ave. Suite 300

Anaheim, CA 92806

Attention:

Email:

with a copy (which shall not constitute notice hereunder) to:

Willdan Group, Inc.

2401 E. Katella Ave. Suite 300

Anaheim, CA 92806

Attention:

Email:

or to such other address or addresses as the Parties may from time to time designate by written notice to the other Parties in accordance with this Section 13.1.

Section 13.2        Assignment. No Party shall assign or otherwise transfer all or any part of this Agreement, nor shall any Party assign or delegate any of its rights or duties hereunder, without the prior written consent of the other Parties (which consent may be withheld for any reason), and any transfer or delegation made without such consent shall be void; provided that Buyer may assign (a) all or any portion of its interest in this Agreement to an Affiliate of Buyer or (b) its rights, but not its obligations, under this Agreement to any Lender (but in no event will such Lender be required or deemed to assume any obligation of the Parties hereunder), without the prior written consent of Seller; provided, however, that, notwithstanding any such assignment, Buyer shall remain jointly and severally liable with such assignee for any obligations under this Agreement. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 13.3        Rights of Third Parties. Except for the D&O Indemnified Parties (solely with respect to Section 6.11), the Nonparty Affiliates (solely with respect to Section 13.13), the Seller Released Parties and the Company Released Parties (solely with respect to Section 10.5) and the Seller Related Parties and Seller’s Counsel (solely with respect to Section 13.17), nothing expressed or referred to in this Agreement shall be construed to give any Person other than Buyer and Seller any legal or equitable right, cause of action, remedy, claim or right of any kind under or with respect to this Agreement or any provision of this Agreement. Other than with respect to the exceptions expressly listed in the preceding sentence, this Agreement and each of the other Transaction Documents, and all provisions and conditions therein, are for the sole and exclusive benefit of the named parties to such agreements and their respective successors and permitted assigns. Notwithstanding anything to the contrary herein, the Debt Financing Sources will be express third party beneficiaries of, and will be entitled to rely on, the provisions in this sentence in this Section 13.3, Section 13.9, the last sentence of Section 13.10(b) and Section 13.14, in each case to the extent related to the Debt Financing Sources, the Debt Financing or the Debt Commitment Letter.

Section 13.4        Relationship of the Parties. This Agreement shall not create, and it is not the purpose or intention of the Parties to create, any partnership, joint venture, general partnership or other partnership relationship, and none shall be inferred, and nothing in this Agreement shall be construed to establish a fiduciary relationship between the Parties for any purpose.

Section 13.5        Counterparts; Electronic Signatures. This Agreement may be executed in counterparts, each of which shall be deemed an original instrument, but all such counterparts together shall constitute but one (1) agreement. Either Party’s delivery of an executed counterpart signature page by email is as effective as executing and delivering this Agreement in the presence of the other Party. No Party shall be bound until such time as all of the Parties have executed counterparts of this Agreement. Facsimile, pdf or other electronic transmission of copies of signatures shall constitute original signatures for all purposes of this Agreement and any enforcement hereof.

Section 13.6        Entire Agreement. This Agreement (together with the Disclosure Schedules and any other Schedules and Exhibits to this Agreement), the other Transaction Documents and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any other agreements, whether written or oral, that may have been made or entered into by or between any of the Parties or any of their respective Affiliates relating to the transactions contemplated hereby.

Section 13.7        Construction. The Parties acknowledge that (a) the Parties have had the opportunity to exercise business discretion in relation to the negotiation of the details of the transaction contemplated hereby, (b) this Agreement is the result of arm’s-length negotiations from equal bargaining positions, and (c) the Parties and their respective counsel participated in the preparation and negotiation of this Agreement. Any rule of construction that a contract be construed against the drafter shall not apply to the interpretation or construction of this Agreement.

Section 13.8        Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The Parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties to the greatest extent legally permissible.

Section 13.9        Governing Law; Jurisdiction.

(a)        THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES AND ALL CLAIMS OR CAUSES OF ACTION (IN CONTRACT OR IN TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR ANY RULE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OR STATUTES OF LIMITATIONS OF ANOTHER JURISDICTION.

(b)        THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURT OF CHANCERY LOCATED IN WILMINGTON, DELAWARE (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN WILMINGTON, DELAWARE), AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY DISPUTE, CONTROVERSY OR CLAIM ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, AND EACH PARTY HEREBY IRREVOCABLY AGREES THAT ALL ACTIONS, SUITS AND PROCEEDINGS IN RESPECT OF SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE HEARD AND DETERMINED IN SUCH COURTS. EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAWS, (i) ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH ACTION, SUIT OR PROCEEDING IN ANY OF THE AFORESAID COURTS, (ii) ANY CLAIM IT MAY NOW OR HEREAFTER HAVE THAT ANY SUCH ACTION, SUIT OR PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM, AND (iii) THE RIGHT TO OBJECT, IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING, THAT ANY SUCH COURT DOES NOT HAVE ANY JURISDICTION OVER SUCH PARTY. EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF ANY PAPERS, NOTICES OR PROCESS AT THE ADDRESS SET OUT IN SECTION 13.1 IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING AND AGREES THAT NOTHING HEREIN WILL AFFECT THE RIGHT OF THE OTHER PARTY TO SERVE ANY SUCH PAPERS, NOTICES OR PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY AGREES THAT A JUDGMENT IN ANY SUCH DISPUTE, CONTROVERSY OR CLAIM MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY APPLICABLE LAW.

(c)        NOTWITHSTANDING THE FOREGOING, ANY DISPUTE, CONTROVERSY, OR CLAIM AGAINST ANY DEBT FINANCING SOURCE ARISING OUT OF OR IN RELATION TO THIS AGREEMENT, THE DEBT FINANCING, THE DEBT COMMITMENT LETTER OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW OR ANY RULE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OR STATUTES OF LIMITATIONS OF ANOTHER JURISDICTION, AND THE PARTIES HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY NEW YORK STATE OR FEDERAL COURT LOCATED IN THE BOROUGH OF MANHATTAN IN THE CITY OF NEW YORK (OR, IF SUCH COURT DOES NOT HAVE SUBJECT MATTER JURISDICTION, ANY OTHER STATE OR FEDERAL COURT LOCATED IN THE CITY OF NEW YORK) AND APPROPRIATE APPELLATE COURTS THEREFROM FOR THE RESOLUTION OF ANY SUCH ACTION AGAINST THE DEBT FINANCING SOURCES.

(d)        EACH OF THE PARTIES KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE TRANSACTION DOCUMENTS, OR THE NEGOTIATION OF, OR THE TRANSACTIONS CONTEMPLATED BY, THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.

(e)        The prevailing Party in any legal proceeding brought under or to enforce this Agreement shall be additionally entitled to recover court costs and reasonable attorneys’ fees from the nonprevailing Party.

Section 13.10        Amendments and Waivers.

(a)        This Agreement may be amended or modified only by an agreement in writing that is executed by Buyer and Seller and expressly identified as an amendment or modification hereto.

(b)        Any failure by either Party to comply with any of its obligations, agreements or conditions herein contained may be waived by the Party to whom such compliance is owed by an instrument signed by such Party and expressly identified as a waiver, but not in any other manner. No waiver of, consent to a change in or any delay in timely exercising any rights arising from any of the provisions of this Agreement shall be deemed or shall constitute a waiver of, or consent to a change in, other provisions hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided. Notwithstanding anything to the contrary in the foregoing, to the extent related to the Debt Financing, Section 12.2, Section 13.9(c), Section 13.9(d), this last sentence of this Section 13.10(b), the last sentence of Section 13.3 and Section 13.14 (and any other provision or definition of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of any of the foregoing provisions) (collectively, the “Debt Financing Sources Protection Provisions”) may not be amended, supplemented, waived or otherwise modified in any manner that is adverse in any material respect to the Debt Financing Sources without the prior written consent of such Debt Financing Sources.

Section 13.11        Expenses. Each Party shall pay its own expenses incurred in connection with this Agreement, the other Transaction Documents and the transactions contemplated herein and therein regardless of whether such transactions are consummated. Notwithstanding the foregoing, the costs of the R&W Insurance Policy, the D&O Tail Policy and seeking Antitrust Clearance will be borne by Buyer.

Section 13.12        Time is of the Essence. Without limiting the foregoing, time is of the essence in this Agreement. If the date specified in this Agreement for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next day that is a Business Day.

Section 13.13        Non-Recourse. All obligations or other liabilities (whether in contract or in tort, in law or in equity, granted by statute or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with or relate in any manner to this Agreement, the Transaction Documents or the negotiation, execution or performance of this Agreement or the Transaction Documents (including any representation or warranty made in, in connection with or as an inducement to, this Agreement or any Transaction Document) may be made only against (and are expressly limited to) the entities that are expressly identified as Parties in the preamble to this Agreement (or any successor or permitted assign of any of the Parties) or, with respect to any Transaction Document, the entities and individuals (if applicable) identified as parties to such Transaction Document (collectively, the “Contracting Parties”). Notwithstanding anything to the contrary in this Agreement, any Transaction Document or otherwise, no Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney or other Representative of, and any financial advisor or lender to, any Contracting Party, including Blackstone, Inc. and its affiliated funds and portfolio companies, or any director, officer, employee, incorporator, member, partner, manager, direct or indirect equityholder, Affiliate, agent, attorney or other Representative of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity or granted by statute or otherwise) for any obligations or liabilities arising under, out of, in connection with or related in any manner to this Agreement or any of the Transaction Documents or based on, in respect of or by reason of this Agreement or any of the Transaction Documents or the negotiation, execution, performance or breach of this Agreement or any Transaction Document; and, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases all such liabilities against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, each Contracting Party, on behalf of itself and all other Persons, hereby waives and releases any and all rights, claims, demands or causes of action that may otherwise be available (including at law or in equity, or granted by statute or otherwise) to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the corporate or other veil, distributions, unfairness, undercapitalization or otherwise. Each Nonparty Affiliate is expressly intended to be a third party beneficiary of this Section 13.13.

Section 13.14        Non-Recourse to Debt Financing Sources. Seller (on behalf of itself and its Representatives) hereby waives any claims or rights against any Debt Financing Source relating to or arising out of the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the transactions contemplated hereby (whether in contract or in tort, in law or in equity, granted by statute or otherwise). In furtherance and not in limitation of the foregoing, it is acknowledged and agreed that no Debt Financing Source will have any liability for any claims or damages to Seller or its Affiliates in connection with the Debt Financing, the Debt Commitment Letter, the transactions contemplated thereby, this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, nothing in this Section 13.14 will in any way limit or modify the rights of Buyer under this Agreement or the Debt Commitment Letter or the obligations of any Debt Financing Source under the Debt Commitment Letter owing to Buyer or its Affiliates party to the Debt Commitment Letter.

Section 13.15        Specific Performance.

(a)        Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon a Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by the other Parties hereto in accordance with their specific terms or were otherwise breached. It is accordingly agreed that Buyer, on the one hand, and Seller, on the other hand, shall be entitled to seek an injunction or injunctions, specific performance and other equitable remedies to prevent breaches of this Agreement by the other (as applicable) and to enforce specifically the terms and provisions of this Agreement, including to cause the transactions contemplated by this Agreement to be consummated on the terms and subject to the conditions thereto set forth in this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy. Each of the Parties hereto hereby waives (i) any defenses in any Action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief. If any Party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other Party, the Outside Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus ten (10) Business Days or (y) such other later date established by the court presiding over such Action. The Parties hereto further agree that (A) by seeking the remedies provided for in this Section 13.15, a Party shall not in any respect waive its right to seek at any time any other form of relief that may be available to it under this Agreement or any other agreement or document entered into in connection herewith or the transactions contemplated hereby (including monetary damages) in the event that this Agreement has been terminated or in the event that the remedies provided for in this Section 13.15 are not available or otherwise are not granted, and (B) nothing set forth in this Section 13.15 shall require any Party hereto to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 13.15 prior to or as a condition to exercising any termination right under Article 12, nor shall the commencement of any legal proceeding pursuant to this Section 13.15 or anything set forth in this Section 13.15 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article 12 or pursue any other remedies under this Agreement, any other agreement or document entered into in connection herewith or the transactions contemplated hereby that may be available then or thereafter.

(b)        Seller’s rights to specifically enforce this Agreement pursuant to Section 13.15(a) include the right to seek an Order of specific performance against Buyer to require Buyer to fund and consummate the transactions contemplated hereby; provided, however, that, notwithstanding anything in this Section 13.15 to the contrary, it is agreed that the right of Seller to seek specific performance to cause Buyer to take the actions specified above and to consummate the Closing shall be subject to the requirements that (A) all of the conditions to Closing set forth in Section 11.2 have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied by actions taken at Closing) and (B) Seller has notified Buyer in writing that all of the conditions in Section 11.1 have been satisfied or waived in writing (other than those conditions that by their terms are to be satisfied by actions taken at the Closing) or that Seller is willing to waive any conditions in Section 11.1 that remain unsatisfied and that Seller is ready, willing and able to consummate the Closing.

Section 13.16        Disclosure Schedules. The Disclosure Schedule forms a part of the Agreement; provided, that neither the Disclosure Schedule, nor any disclosure made in or by virtue of it, nor the inclusion of any matter or information on a Disclosure Schedule, (a) constitutes or implies any representation, warranty or covenant by Seller not expressly set out in this Agreement, (b) has the effect of, or may be construed as, adding to, broadening, deleting from or revising the scope of any of the representations, warranties or covenants of Seller in this Agreement, (c) is an admission of liability under any applicable Law and does not mean that such information is required to be disclosed by this Agreement, that such information is material or that such information does, or may, have a Material Adverse Effect, or (d) is deemed to be an indication that such matter necessarily would, or may, breach a representation, warranty or covenant absent its inclusion on such Disclosure Schedule; rather, it is intended only to qualify the representations, warranties and covenants in this Agreement and to set forth other information as may be required by this Agreement. Matters reflected in the Disclosure Schedules are not limited to matters required by this Agreement to be reflected in the Disclosure Schedules and may be set forth on a Disclosure Schedule for information purposes only. Neither the specification of any dollar amount, item or matter in any representation, warranty or covenant contained in this Agreement, nor the inclusion of any specific item or matter in any Disclosure Schedule, is intended to imply that such amount, or a higher or lower amount, or the item or matter so included, or any other item or matter, is or is not material or in the ordinary course of business, and no Person shall use the setting forth of any such amount or the inclusion of any such item or matter in any dispute or controversy between the Parties as to whether any obligation, item or matter described or not described therein or included or not included in the Disclosure Schedules is or is not material or in the ordinary course of business for purposes of this Agreement. The information set forth on the Disclosure Schedules shall not be used as a basis for interpreting the terms “material,” “materially,” “materiality,” “Material Adverse Effect,” or any similar qualification in this Agreement. The disclosure of any matter in any Disclosure Schedule shall be deemed to be a disclosure under any other Disclosure Schedule to the extent that the relevance of such matter to such other Disclosure Schedule is readily apparent on its face. Headings have been inserted in the Disclosure Schedules for reference only and do not amend the descriptions of the disclosed items set forth in this Agreement. All descriptions of Contracts or other matters appearing in any Disclosure Schedule are summary in nature, provided that each such description is, as of the date hereof, accurate in all material respects and not misleading in light of the circumstances under which it was made, and are qualified by reference to the complete documents or instruments to which they refer. The information contained in the Disclosure Schedules is strictly confidential and is in all events subject to the confidentiality provisions contained in the Agreement and the Confidentiality Agreement.

Section 13.17        Conflicts and Privilege. Buyer, on behalf of itself and its Affiliates, including, for all periods from and after the Closing, the Company Group (collectively, the “Buyer Related Parties”), hereby waives, and agrees not to allege, any claim that Jones Day (“Seller’s Counsel”) has a conflict of interest or is otherwise prohibited from representing Seller or any of its Affiliates or Representatives (“Seller Related Parties”) in any post-Closing matter or dispute with any of the Buyer Related Parties related to or involving this Agreement (including the negotiation hereof) or the transactions contemplated hereby, even though the interests of one or more of the Seller Related Parties in such matter or dispute may be directly adverse to the interests of one or more of the Buyer Related Parties. Buyer, on behalf of itself and all other Buyer Related Parties, acknowledges and agrees that Seller’s, and its Affiliates’ (including, for the pre-Closing period, the Company Group), attorney-client privilege, attorney work-product protection and expectation of client confidence involving the actual and any proposed sale of the Company Group or any other transaction contemplated by this Agreement, and all information and documents covered by such privilege, protection or expectation shall be retained and controlled by Seller and its Affiliates, and may be waived only by Seller. Buyer and Seller acknowledge and agree that (i) the foregoing attorney-client privilege, work-product protection and expectation of client confidence shall not be controlled, owned, used, waived or claimed by any of the Buyer Related Parties and (ii) in the event of a dispute between any of the Buyer Related Parties, on the one hand, and a Third Party, on the other hand, or any other circumstance in which a Third Party requests or demands that any of the Buyer Related Parties produce privileged materials or attorney work-product of Seller or its Affiliates, Buyer shall cause the applicable Buyer Related Parties to assert such attorney-client privilege on behalf of Seller or its Affiliates to prevent disclosure of privileged materials or attorney work-product to such Third Party. Buyer and Seller acknowledge and agree that the attorney-client privilege, attorney work-product protection and expectation of client confidence involving general business matters related to the Company Group and arising prior to the Closing for the benefit of Seller and its Affiliates, on the one hand, and the Buyer Related Parties, on the other hand, shall be subject to a joint privilege and protection between such parties, which parties shall have equal right to assert all such joint privilege and protection, and no such joint privilege or protection may be waived by (i) Seller or its Affiliates without the prior written consent of Buyer, or (ii) any of the Buyer Related Parties without the prior written consent of Seller; provided, however, that any such privileged materials or protected attorney work-product information involving general business matters, whether arising prior to or after the Closing Date, with respect to any matter for which a Party has an indemnification obligation hereunder, shall be subject to the sole control of such Party, which shall be solely entitled to control the assertion or waiver of the privilege or protection, whether or not such information is in the possession of or under the control of such Party. This Section 13.17 is for the benefit of Seller, the Seller Related Parties and Seller’s Counsel, and Seller Related Parties and Seller’s Counsel are express third party beneficiaries of this Section 13.17. This Section 13.17 shall be irrevocable, and no term of this Section 13.17 may be amended, waived or modified, except in accordance with Section 13.10 and with the prior written consent of the Seller Related Party affected thereby. This Section 13.17 shall survive the Closing and shall remain in effect indefinitely.

Section 13.18        Guarantee.

(a)        In consideration of Seller entering into this Agreement, and to induce Seller to enter into this Agreement, the Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Seller, as a primary obligation and not merely as a surety, the full and punctual payment, performance and discharge of all obligations, covenants and agreements of Buyer under this Agreement, including (i) the payment of the Adjusted Purchase Price and all other amounts required to be paid by Buyer pursuant to Section 2.5 and Section 8.3, (ii) the performance by Buyer of its obligations under Section 6.13 (Buyer Financing), (iii) the payment by Buyer of amounts owed to Seller, the Company Group and their respective Representatives under Section 6.14(c) (Financing Cooperation), and (iv) all other monetary obligations of Buyer under this Agreement (collectively, the “Guaranteed Obligations”). This is a guaranty of payment and performance, and not of collection. Guarantor shall be jointly and severally liable for all damages, losses, liabilities, costs and expenses incurred by Seller and its Affiliates as a result of a failure to consummate the Closing.

(b)        The Guarantor’s obligations under this Section 13.18 are unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by: (i) any extension, renewal, settlement, compromise, waiver or release in respect of any Guaranteed Obligation, by operation of law or otherwise; (ii) any modification or amendment of or supplement to this Agreement or any other Transaction Document (to the extent permitted hereunder); (iii) any change in the corporate existence, structure or ownership of Buyer, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting Buyer or its assets; (iv) the existence of any claim, set-off or other right that the Guarantor or Buyer may have at any time against Seller or any other Person, whether in connection with the Guaranteed Obligations or otherwise; (v) the adequacy of any other means Seller may have of obtaining payment or performance of the Guaranteed Obligations; or (vi) any other act or omission that might in any manner or to any extent vary the risk of the Guarantor or otherwise operate as a discharge of the Guarantor as a matter of law or equity (other than the indefeasible payment in full of the Guaranteed Obligations). The Guarantor’s obligations under this Section 13.18 shall remain in full force and effect until the Guaranteed Obligations have been indefeasibly paid, performed and discharged in full, and shall not be affected by any termination of this Agreement (and shall survive any such termination to the extent the Guaranteed Obligations survive such termination pursuant to Section 12.2). The Guarantor’s obligations under this Section 13.18 shall be binding upon the Guarantor and its successors and assigns.

(c)        The Guarantor hereby unconditionally and irrevocably waives (i) any right to require Seller to proceed against Buyer or any other Person or to pursue any other remedy in Seller’s power before proceeding against the Guarantor, (ii) any defense based upon or arising out of any defense of Buyer, including any defense based on or arising out of the disability of Buyer, the unenforceability or invalidity of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of Buyer, (iii) the benefit of any statute of limitations affecting the Guarantor’s liability under this Section 13.18 or the enforcement thereof, to the extent permitted by Law, (iv) any right to require the marshaling of assets of Buyer, (v) promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and this guaranty, (vi) any requirement that Seller protect, secure, perfect or insure any security interest or any property subject thereto, and (vii) any defense arising by reason of any lack of authority or any other defense of Buyer or the Guarantor, or by reason of the cessation or limitation from any cause of the liability of Buyer, other than the indefeasible payment in full of the Guaranteed Obligations. The Guarantor’s liability under this Section 13.18 shall be joint and several with the liability of Buyer for the Guaranteed Obligations. Seller may, in its sole discretion, proceed against the Guarantor without first proceeding against Buyer or any other Person.

(d)        The Guarantor represents and warrants that: (i) the Guarantor is duly organized, validly existing and in good standing under the Laws of the State of Delaware; (ii) the Guarantor has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations under this Section 13.18; (iii) the execution, delivery and performance by the Guarantor of this Agreement have been duly authorized by all necessary corporate action on the part of the Guarantor; (iv) this Agreement constitutes a legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws now or hereinafter in effect relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at Law) and the power of a court to deny enforcement of remedies generally based upon public policy; (v) the Guarantor has, and will have at all times until the Guaranteed Obligations are satisfied in full, the financial capacity to perform its obligations under this Section 13.18; and (vi) the Guarantor is the sole owner, directly or indirectly, of one hundred percent (100%) of the issued and outstanding equity interests of Buyer, and the Guarantor will derive substantial direct and indirect benefit from the transactions contemplated by this Agreement and from Buyer’s exercise of its rights and performance of its obligations hereunder, and the Guarantor acknowledges that this guaranty is knowingly made in consideration of Seller agreeing to consummate such transactions with Buyer.

(e)        Notwithstanding anything to the contrary in Section 13.13 (Non-Recourse), the Guarantor shall not be a Nonparty Affiliate for purposes of Section 13.13 with respect to the Guaranteed Obligations, and the limitations on liability set forth in Section 13.13 shall not apply to limit the Guarantor’s obligations under this Section 13.18.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the Parties as of the Execution Date.

SELLER:

MANTIS NEWCO, LLC

By:	/s/ Darrell Whitley
Name:	Darrell Whitley
Title:	President

BUYER:

WILLDAN ENERGY SOLUTIONS, INC.

By:	/s/ Mike Bieber
Name:	Mike Bieber
Title:	President and Chief Executive Officer

GUARANTOR:

WILLDAN GROUP, INC.

By:	/s/ Mike Bieber
Name:	Mike Bieber
Title:	President and Chief Executive Officer